UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Exact Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AN INVITATION FROM OUR CHAIRMAN OF THE BOARD AND OUR CHIEF EXECUTIVE OFFICER

DEAR FELLOW STOCKHOLDERS,

You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Apartment Investment and Management Company (“Aimco” or the “Company”) to be held on June 10, 2025, at 9:30 am Mountain Daylight Time at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1450, Denver, CO 80237.

At the Annual Meeting, stockholders will be asked to (i) elect nine directors, for a term of one year each, to serve until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified, (ii) ratify the selection of Grant Thornton LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025, (iii) conduct an advisory vote to approve executive compensation, and (iv) transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. The accompanying Notice of Annual Meeting and Proxy Statement describe these matters.

We look forward to welcoming you to our annual meeting. Your vote is important to us. Even if you do not plan to attend the meeting in person, please ensure your votes will be represented at the meeting by completing, signing, dating, and returning your proxy card or voting by using the available Internet or telephone voting procedures.

On behalf of the entire Aimco Board, we thank you for your investment in Aimco.

Sincerely,

R. Dary Stone Chairman of the Board	Wes Powell Chief Executive Officer

2025 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME To Be Held On June 10, 2025, at 9:30 am MT	LOCATION 4582 South Ulster Street, Suite 1450, Denver, CO 80237

NOTICE IS HEREBY GIVEN that the Annual Meeting of Aimco will be held on June 10, 2025, at 9:30 am Mountain Daylight Time at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1450, Denver, CO 80237, for the following purposes:

1.	To elect nine directors, for a term of one year each, to serve until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To ratify the selection of Grant Thornton LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025;

3.	To conduct an advisory vote to approve executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on April 22, 2025, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof.

We are again pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

On or about April 29, 2025, we intend to mail our stockholders a notice containing instructions on how to access our 2025 proxy statement (the “Proxy Statement”) and Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”), and vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to these documents on the Internet.

WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

By order of the Board of Directors

Jennifer Johnson Secretary

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held on June 10, 2025.

2025 PROXY STATEMENT

This Proxy Statement and the 2024 Annual Report are available free of charge at the following website: www.edocumentview.com/AIV. You may also order a copy of the materials by calling the following toll-free number: 1-866-641-4276.

You may also obtain these materials at the SEC website at www.sec.gov or by contacting the Office of the Corporate Secretary, 4582 South Ulster Street, Suite 1450, Denver, Colorado 80237.

Except to the extent specifically referenced herein, information contained or referenced on our website is not incorporated by reference into and does not form a part of this Proxy Statement.

AIMCO

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our stockholder letter, Notice of 2025 Annual Meeting of Stockholders of Aimco and this Proxy Statement contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to, the statements in this document regarding future financing plans, including the Company’s expected leverage and capital structure; business strategies, prospects, and projected operating and financial results (including earnings and stockholder value), including facts related thereto, such as expected costs; future Company potential; future share repurchases; expected investment opportunities; and our 2025 pipeline investments and projects. We caution investors not to place undue reliance on any such forward-looking statements. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “plan(s),” “may,” “will,” “would,” “could,” “should,” “seek(s),” “forecast(s),” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are not guarantees of future performance, condition or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, among others, that may affect actual results or outcomes including, but not limited to: (i) the risk that the 2025 plans and goals may not be completed in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of the pipeline investments and projects, (iii) whether net asset value (“NAV”) targets will be achieved; and (iv) changes in general economic conditions, including increases in interest rates and other force-majeure events. Although we believe that the assumptions underlying the forward-looking statements, which are based on management’s expectations and estimates, are reasonable, we can give no assurance that our expectations will be attained. Readers should carefully review the Company’s financial statements and the notes thereto, as well as the sections entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in Item 1A of the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025, and the other documents the Company files from time to time with the SEC. These filings identify and address important risks uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These forward-looking statements reflect management’s judgment as of this date, and the Company assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

2025 PROXY STATEMENT

Explanatory Note

Apartment Investment and Management Company (“Aimco” or the “Company”), a Maryland corporation, is a self-administered and self-managed real estate investment trust (“REIT”). On December 15, 2020, Aimco completed the separation of its businesses (the “Separation”), creating two, separate and distinct publicly traded companies, Aimco and Apartment Income REIT Corp. (“AIR”).

Aimco, through a wholly-owned subsidiary, is the general partner and directly is the special limited partner of Aimco OP L.P. (“Aimco Operating Partnership”). As of December 31, 2024, Aimco owned 92.3% of the legal interest in the common partnership units of Aimco Operating Partnership and 94.8% of the economic interest in Aimco Operating Partnership. The remaining 7.7% legal interest is owned by limited partners. The common partnership units of Aimco Operating Partnership are referred to as “OP Units”. As the sole general partner of Aimco Operating Partnership, Aimco has exclusive control of Aimco Operating Partnership’s day-to-day management.

Aimco Operating Partnership holds all of Aimco’s assets and manages the daily operations of Aimco’s business. Pursuant to the Aimco Operating Partnership agreement, Aimco is required to contribute to Aimco Operating Partnership all proceeds from the offerings of its securities. In exchange for the contribution of such proceeds, Aimco receives additional interests in Aimco Operating Partnership with similar terms (e.g., if Aimco contributes proceeds of a stock offering, Aimco receives partnership units with terms substantially similar to the stock issued by Aimco).

Where it is important to distinguish between Aimco and Aimco Operating Partnership, we refer to them specifically. Otherwise, references to “we,” “us,” or “our” mean, collectively, Aimco, Aimco Operating Partnership, and their consolidated entities.

AIMCO

2025 PROXY STATEMENT

AIMCO

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

4582 SOUTH ULSTER STREET, SUITE 1450 DENVER, COLORADO 80237

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2025

The Board of Directors (the “Board”) of Apartment Investment and Management Company (“Aimco” or the “Company”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our Annual Meeting, and at any and all adjournments or postponements thereof. The Annual Meeting will be held on June 10, 2025, at 9:30 a.m. Mountain Daylight Time at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1450, Denver, CO 80237.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability (the “Notice”) to each stockholder entitled to vote at the Annual Meeting. The mailing of such Notice is scheduled to begin on or about April 29, 2025. All stockholders will have the ability to access the proxy materials over the Internet and request a printed copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet and request a printed copy may be found in the Notice. In addition, the Notice contains instructions on how stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

This solicitation is made on behalf of the Board. Costs of the solicitation will be borne by Aimco. Further solicitation of proxies may be made by telephone, fax, other means of electronic communication, or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of MacKenzie Partners for an estimated fee of $19,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of April 22, 2025 (the “Record Date”), are entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 141,716,931 shares of Common Stock issued and outstanding.

Whether you are a “stockholder of record” or hold your shares through a broker or nominee (i.e., in “street name”) you may direct your vote without attending the Annual Meeting in person.

If you are a stockholder of record, you may vote via the Internet by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voting instruction

2025 PROXY STATEMENT	1

card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxy holders are officers of Aimco. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy on the card without voting instructions, your shares will be voted in accordance with the recommendations of the Board. Proxies may be revoked at any time before voting by filing a notice of revocation with the Corporate Secretary of the Company, by filing a later dated proxy with the Corporate Secretary of the Company, or by voting in person at the Annual Meeting.

You are entitled to attend the Annual Meeting only if you were an Aimco stockholder or joint holder as of the Record Date or if you hold a valid proxy for the Annual Meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 22, 2025, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions, your broker has authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. At the Annual Meeting, the following matters are not considered routine: the election of directors and the advisory vote to approve executive compensation. Where a matter is not considered routine, shares held by your broker will not be voted (a “broker non-vote”) absent specific instructions from you, which means your shares may go unvoted on those matters and not affect the outcome if you do not specify a vote. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum.

The principal executive offices of the Company are located at 4582 South Ulster Street, Suite 1450, Denver, Colorado 80237.

2	AIMCO

BUSINESS HIGHLIGHTS

Execution of Defined Strategy Delivering Results

Aimco has created substantial value for stockholders by executing its plan focused on maximizing real estate investment performance, prudent and opportunistic capital allocation, maintaining a strong balance sheet, and simplifying the business. As previously announced, Aimco is exploring strategic alternatives in an effort to further unlock and maximize stockholder value.

Simplified the business by targeting real estate investment in select markets, building an investment pipeline solely controlled by Aimco, significantly reducing our exposure to alternative investments, and substantially reducing the amount of capital allocated to development and redevelopment in 2024 and beyond

Delivered strong growth from our portfolio of stabilized apartment communities since the spinoff of AIR Communities: annualized NOI growth of 7.9%; NOI margin expansion of 430 bps; and monthly revenue up by more than $400 per home. In 2024: NOI growth of 4.5% year-over-year; NOI margin expansion of 10 bps; and monthly revenue up by $85 per home

Created substantial value through the successful construction and lease-up of $1.3 billion of development and redevelopment projects since 2021, totaling 2,180 units

Unlocked considerable value through the monetization of five completed development projects, three stabilized multifamily assets, three investments in land parcels, a portion of two non-core passive investments, for a combined $1.3 billion with another $520 million under a binding agreement to sell

Improved the balance sheet by refinancing or retiring more than $1 billion of near term liabilities and eliminating substantially all floating rate exposure, and in 2024, replaced higher-cost construction financing with a three-year, fixed-rate bridge loan	Returned capital to stockholders through the repurchase of approximately 14.5 million shares in 2022, 2023, and 2024 at an average price per share of $7.53 and a special dividend consisting of the net proceeds from 2024 asset sales of approximately $90 million

Total stockholder

returns of 72%

since the spinoff of AIR Communities in December 2020 through March 31, 2025, outperforming peers[2], the FTSE Nareit Equity Apartments Index, the MSCI U.S. REIT Index, the Russell 2000 Index, and the S&P 500

1.	Returns measured from December 14, 2020, the date of when-issued trading for Aimco post spinoff of AIR.

2.

Peer group consists of: Armada Hoffler Properties, Inc.; Centerspace; Clipper Realty, Inc.; Elme Communities; Five Point Holdings, LLC; Forestar Group, Inc.; Howard Hughes Corp.; Independence Realty Trust, Inc.; JBG SMITH Properties; Stratus Properties, Inc.; The St. Joe Company; Tejon Ranch Co.; and Veris Residential, Inc. Total shareholder return for this group was determined using the simple average total shareholder return for these companies.

2025 PROXY STATEMENT	3

EXECUTIVE COMPENSATION HIGHLIGHTS

Committed to Pay for Performance

“Say on Pay” approved EVERY YEAR since first introduced in 2011	95% 5-year average “Say on Pay” support rate

CEO Pay Components

TARGET TOTAL COMPENSATION approximated peer group median	ANNUAL CASH BONUS 100% subject to performance against corporate goals	ANNUAL LONG-TERM INCENTIVE (LTI) EQUITY AWARDS 100% at risk, based entirely on relative total shareholder returns (TSR) over forward looking three-year period

GOVERNANCE HIGHLIGHTS

Committed to “Best in Class” Governance

STOCKHOLDER OUTREACH

We regularly engage with stockholders representing at least two-thirds of our outstanding shares, and we have always made our Board members available for engagement discussions.

OUR RESPONSES TO STOCKHOLDER INPUT

Board Refreshment 2020, 2021, 2022 & 2023 Lowered Threshold for Stockholders to Call Special Meeting to 15% 2023 Provided Stockholders Ability to Change Size of Board 2023 Opted out of MUTA 2023

  Eliminated Supermajority Voting Provisions 2023

  Provided Stockholders Ability to Remove Directors without Cause and Fill Vacancies by Stockholder Action 2023

  Enhanced Anti-Hedging and Anti-Pledging Policy 2023

Enhanced Financial Disclosure 2022 Began Reporting to Task Force on Climate-Related Financial Disclosures (TCFD) 2022 Separated Chairman & CEO 2020

[1]	According to SpencerStuart 2024 S&P 500 New Director Snapshot

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote **"FOR"** Each of the Nine Nominees for a One-Year Term

Pursuant to Aimco’s Articles of Amendment and Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), directors are elected at each annual meeting of stockholders and hold office for one year, and until their successors are duly elected and qualify. Aimco’s Bylaws currently authorize a Board consisting of not fewer than three persons. The Board currently consists of nine directors.

Upon the selection and recommendation of the Nominating, Environmental, Social and Governance Committee, the Board has unanimously nominated and recommended the following nominees for election to the Board at the Annual Meeting:

Wes Powell	Jay Paul Leupp	R. Dary Stone
Quincy L. Allen	Sherry L. Rexroad	James P. Sullivan
Patricia L. Gibson	Deborah Smith	Kirk A. Sykes

All of the nominees were elected to the Board at the last annual meeting of stockholders. Messrs. Allen, Leupp, Stone, Sullivan, and Sykes and Mses. Gibson, Rexroad, and Smith are not employed by, or affiliated with, Aimco, other than by serving as directors of Aimco. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Powell, Allen, Leupp, Stone, Sullivan, and Sykes and Mses. Gibson, Rexroad, and Smith to hold office as directors for a term of one year until their successors are elected and qualify at the next annual meeting of stockholders. All nominees have advised the Board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by proxies at the Annual Meeting may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than nine nominees.

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of votes “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Board for consideration following certification of the vote. The Nominating, Environmental, Social, and Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating, Environmental, Social, and Governance Committee’s recommendation.

For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the nine nominees named above as directors.

2025 PROXY STATEMENT	7

BOARD OF DIRECTORS

The Aimco Board is composed of nine highly qualified directors who bring strong skills, industry experience, and track records of driving value. All nine directors have joined the Board within the past four and a half years, demonstrating a commitment to refreshment and providing fresh perspectives through their varied backgrounds.

The directors of the Company, their ages, dates they were first elected a director, and their positions on the Board are set forth below.

Director Nominee	Age	First Elected	Position

Wes Powell	45	December 2020	Director, President and Chief Executive Officer

Quincy L. Allen	55	December 2020	Director, Chair of the Nominating, Environmental, Social, and Governance Committee

Patricia L. Gibson	62	December 2020	Director, Chair of the Investment Committee

Jay Paul Leupp	61	December 2020	Director, Chair of the Audit Committee

Sherry L. Rexroad	60	March 2023	Director, Chair of the Compensation and Human Resources Committee

Deborah Smith	52	January 2021	Director

R. Dary Stone	71	December 2020	Chairman of the Board

James P. Sullivan	63	December 2022	Director

Kirk A. Sykes	66	December 2020	Director

8	AIMCO

The following is a biographical summary of the director nominees.

WES POWELL President and Chief Executive Officer, Aimco Age: 45 Director since 2020

Experience

•   President and Chief Executive Officer, Aimco (2020 – present), Executive Vice President, Development and Acquisitions (2018 – 2020), Senior Vice President, Development with responsibility for the eastern region (2013 – 2018), held various positions, including Asset Manager, Director, and Vice President of Development (2004 – 2013), Aimco

•   Began career as a Staff Architect with Ai Architecture
(now Perkins & Will)

Qualifications

•   Real Estate, Business Operations, Property / Asset Management, Capital Markets, Development and Construction, Investment and Finance gained through his experience overseeing and implementing Aimco’s corporate and asset level strategy with special focus on capital allocation, transactions, and development

•   Previously, Mr. Powell led Aimco’s redevelopment and development activities nationally, acquisitions in the eastern U.S., and had prior responsibilities as an Asset Manager for the company

•   Mr. Powell also brings expertise in Corporate Finance, Marketing and Branding, and Talent Development and Management

Education

•   B.EnvD, University of Colorado School of Architecture and Urban Planning

•   MBA, Northwestern’s Kellogg School of Management

Other Boards / Organizations • Urban Land Institute, Member • National Multi Housing Council, Member Committees • None

2025 PROXY STATEMENT	9

QUINCY L. ALLEN Co-Founder and Managing Partner, Arc Capital Partners Age: 55 Independent Director since 2020

Experience

•   Co-Founder and Managing Partner, Arc Capital Partners, a Los Angeles real estate investment firm that specializes in urban mixed-use properties (2013 – present)

•   Managing Director and investment committee member of the Canyon-Johnson Urban Funds (partnership between Canyon Partners and Earvin “Magic” Johnson), Canyon Partners (2003 – 2013)

•   Executive focused on workouts and portfolio management, Lazard Frères (2000 – 2002)

•   Vice President, Archstone Communities, a leading national multifamily REIT focused on apartments in urban locations (1997 – 2000)

•   Began real estate investment career at Security Capital Group focused on the multifamily and industrial (Prologis) platforms (1996 – 1997)

Qualifications

•   Real Estate, Development, Investment, Finance and Business Operations gained through his experience at Arc Capital, where Mr. Allen is responsible for overall firm strategy, investments, asset management, financing and dispositions, and during his time at Canyon Partners, Lazard and Archstone Communities

•   Mr. Allen also brings Financial Expertise and Literacy and Talent Development and Management experience

Education

•   BS, Finance, Summa Cum Laude, Wayne State University

•   MBA, Harvard Business School

Other Boards / Organizations

•   Mike Ilitch School of Business at Wayne State University, Board member

•   Wayne State University Foundation, Investment Committee member

•   Think Together, Board member (2020 – 2024)

•   Urban Land Institute, Pension Real Estate Association, Member

•   National Multi Housing Council, Member

Committees

•   Compensation and Human Resources

•  Nominating, Environmental, Social, and Governance, Chair

10	AIMCO

PATRICIA L. GIBSON Founding Principal and CEO, Banner Oak Capital Partners Age: 62 Independent Director since 2020

Experience

•   Founding Principal and CEO, Banner Oak Capital Partners, a fully integrated, independent investment management platform and Registered Investment Advisor with $5 billion in assets under management (2016 – present)

•   President, Hunt Realty Investments, where she led the commercial real estate investment management activities for the Hunt family of companies (2010 – 2016); Senior Vice President (1997 – 2010)

•   Senior positions, Goldman Sachs’ real estate subsidiary (1994 – 1997)

•   Began real estate investment career at The Travelers Realty Investment Company on the debt and equity side of the business (1985 – 1994)

Qualifications

•   Real Estate, Investment and Finance, Capital Markets, Asset Management and Financial Expertise and Literacy gained through her experience at Banner Oak, where Ms. Gibson oversees all investment activity and is responsible for establishing and implementing the firm’s strategic direction, as well as her time at Hunt Realty Investments where she was responsible for the growth of an extensive and diverse portfolio of direct-owned strategic assets totaling over $3 billion, including a strategic venture with a major pension fund dedicated to investments in real estate operating platforms, and her time at Goldman Sachs overseeing portfolio management and the capital market efforts for over $4 billion in commercial real estate assets

•   Ms. Gibson also brings expertise in Business Operations and Talent Development and Management

Education

•   BS, Finance, Fairfield University

•   MBA, University of Connecticut

•   Chartered Financial Analyst

Other Boards / Organizations

•   RLJ Lodging Trust (2017 – present)

•   Pacolet Milliken Enterprises, a private investment company focused on energy and real estate

•   Urban Land Institute, Member

•   Industrial and Office Parks Red Council, formerly Vice Chair

•   Executive Council of the University of Texas Real Estate Finance Council, Member

•   National Association of Real Estate Investment Managers, Member & previous Chairman

Committees

•   Compensation and Human Resources

•   Investment, Chair

2025 PROXY STATEMENT	11

JAY PAUL LEUPP Co-Founder, Managing Partner, and Senior Portfolio Manager, Terra Firma Asset Management Age: 61 Independent Director since 2020

Experience

•   Co-Founder, Managing Partner, and Senior Portfolio Manager, Real Estate Securities, Terra Firma Asset Management (2020 – present)

•   Managing Director and Portfolio Manager/Analyst, Global Real Estate Securities, Lazard Asset Management (2011 – 2020)

•   Founder, President and Chief Executive Officer, also served as the Senior Portfolio Manager for real estate securities mutual funds, Grubb & Ellis Alesco Global Advisors (2007 – 2011 when sold to Lazard)

•   Managing Director, Real Estate Equity Research, RBC Capital Markets, an investment banking group of the Royal Bank of Canada (2002 – 2006)

•   Managing Director, Real Estate Equity Research, Robertson Stephens & Co. Inc., an investment banking firm (1994 – 2002)

•   Vice President, Staubach Company (1991 – 1994)

•   Development Manager, Trammell Crow Residential, one of the nation’s largest developers of multifamily housing (1989 – 1991)

•   Senior Accountant (CPA), KPMG Peat Marwick 1985-1987

Qualifications

•   Capital Markets, Investment and Finance, Real Estate, and Development gained through his over 28 years of experience as a Portfolio Manager and Managing Director focused on investments in real estate securities and leasing, acquisition and financing of commercial real estate; Mr. Leupp also brings Corporate Governance experience gained through his public and private board service

•   Mr. Leupp brings additional expertise in Accounting and Auditing for Large Business Organizations, Business Operations, Financial Expertise and Literacy, Property / Asset Management and Operations, and Talent Development and Management. Mr. Leupp is a Certified Public Accountant (Inactive Status)

Education

•   BS, Business Administration, Santa Clara University

•   MBA, Harvard Business School

Other Boards / Organizations

•   Health Care Realty (2020 – present)

•   Marathon Digital Holdings (2021 – present)

•   G.W. Williams Company (private)

•   The Policy Board of the Fisher Center for Real Estate at the University of California, Berkeley, Member

•   Santa Clara University’s Trustee Finance Committee, Member

•   AICPA, Member

Committees

•   Audit, Chair

•   Investment

12	AIMCO

SHERRY L. REXROAD Age: 60 Independent Director since 2023

Experience

•   Chief Financial Officer and Executive Vice President, Piedmont Office Realty Trust, Inc. (2024 – present)

•   Chief Financial Officer, Executive Vice President and Treasurer, STORE Capital (2021 – 2022)

•   Managing Director & Global Head of Business Development (2017 – 2021), Managing Director, Co-Global Chief Investment Officer and Chair of the Investment Committee (2012 – 2017), BlackRock Global Real Asset Securities

•   Senior Portfolio Manager REITs, Aviva Investors (2010 – 2012)

•   Independent Real Estate Consultant (2006 – 2010)

•   Managing Director and Portfolio Manager, ING Clarion Real Estate Securities (1997 – 2006)

•   Vice President and Assistant Portfolio Manager, AEW Capital Management (1994 – 1997)

•   Region III Facilities Manager, U.S. Environmental Protection Agency (1989 – 1994)

•   Realty Specialist, General Services Administration (1987 – 1989)

Qualifications

•   Investment and Finance, Capital Markets, Corporate Transactions, Business Strategy & Operations, Real Estate, Corporate Governance, and Investor Relations gained through her over 30 years of experience as a REIT CFO and Institutional Investor / Global Head of Business Development focused on real estate securities. Ms. Rexroad served on the BlackRock Advisory Board for Investment Stewardship where she gained significant exposure to how the world’s largest asset manager approaches corporate governance. She was also a member of BlackRock’s Fundamental Commission Oversight Committee and BlackRock’s Real Assets Sustainability Task Force. She has expertise in sustainability and ESG and how investors incorporate ESG insights to improve long-term investment outcomes. She is a frequent speaker at industry events as well as at colleges and universities

•   Ms. Rexroad brings additional expertise in Accounting and Auditing for Large Business Organizations, Business Operations, Financial Expertise and Literacy, and Talent Development and Management

Education

•   BA, Growth & Structure of Cities, Haverford College

•   MBA, The Wharton School of the University of Pennsylvania

•   CFA charterholder

Other Boards / Organizations

•   Previously served on BlackRock’s:

•   Advisory Board for Investment Stewardship

•   Fundamental Commission Oversight Committee

•   Real Assets Sustainability Task Force

•   Previously served on Nareit’s:

•   Advisory Board of Governors

•   Nomination Committee of the Advisory Board of Governors

•   Dividends Through Diversity Steering Committee, Co-Chair

•   Wharton Women in Leadership

Committees

•   Audit

•   Compensation and Human Resources, Chair

2025 PROXY STATEMENT	13

DEBORAH SMITH Co-Founder and CEO, The CenterCap Group Age: 52 Independent Director since 2021

Experience

•   Co-Founder and CEO, The CenterCap Group, a boutique investment bank providing strategic M&A advisory, capital-raising and consulting related services to private and public sector companies and fund managers across the real assets industry (2009 – present); also serves as Chief Executive Officer of the firm’s two wholly owned subsidiaries, CC Securities (2011 – present) and CenterCap Advisors (2019 – present)

•  Co-Head of Mergers and Acquisitions and Senior Managing Director, CB Richard Ellis Investors, where she also served on the Global Leadership Team, which oversaw execution of strategies and best practices (2007 – 2009)

•  Served as an investment banker with Lehman Brothers, Wachovia Securities, and Morgan Stanley

•  Ms. Smith is a frequent speaker at industry conferences and author of numerous industry articles for real estate focused publications

Qualifications

•  Investment and Finance, Capital Markets, Corporate Transactions, Business Strategy & Operations, Real Estate, and Marketing gained through her experience as a Co-Founder and CEO at The CenterCap Group where Ms. Smith heads the firm’s Strategic Capital, Mergers & Acquisitions and Execution efforts, as well as her role as an investment banker at various firms; Ms. Smith has been involved in more than $100 billion of mergers, acquisitions and restructuring transactions and over $500 million of private capital raising assignments to support GP and LP positions for middle-market restructuring, acquisition and development projects across the retail, multifamily, office, hotel and industrial sectors

•  Ms. Smith also brings expertise in Financial Expertise and Literacy, Legal, and Talent Development and Management.

Education

•  Bachelor of Economics, with honors, University of Sydney

•  Bachelor of Law, with honors, University of Sydney

Other Boards • None Committees • Nominating, Environmental, Social, and Governance • Investment

14	AIMCO

R. DARY STONE Chairman of the Board President and CEO, R. D. Stone Interests Age: 71 Independent Director since 2020

Experience

•   President and Chief Executive Officer, R. D. Stone Interests (1990 – present)

•   Served as President of multiple real estate development companies (1988 – 2011), including President and COO, Cousins Properties, an NYSE listed REIT

Qualifications

•   Investment and Finance, Real Estate, Development, Property / Asset Management and Operations, Capital Markets gained through his over 30-year career investing and developing a variety of projects and joint ventures including the operation and management of one of the country’s largest master planned developments and other large commercial real estate projects and success in getting zoning changes that allowed for multifamily and other non-office uses where prior zoning was commercial

•   Mr. Stone also brings expertise in Business Operations, Corporate Governance, Financial Expertise and Literacy, and Talent Development and Management

Education

•   Tulane University and Baylor University

•   JD, Baylor University Law School

Other Boards / Organizations

•   Cousins Properties (2011 – 2016 and 2018 – present)

•   Tolleson Wealth Management, a privately held wealth management firm, and Tolleson Private Bank (2003 – 2024; Audit Chairman)

•   Former Regent, Baylor University; Chairman (2009 – 2011)

•   Hunt Companies, Inc. (2015 – 2016)

•   Parkway, Inc (2016 – 2017)

•   Lone Star Bank (former)

•   Former Chairman, Banking Commission of Texas (previously known as the Texas State Finance Commission)

2025 PROXY STATEMENT	15

JAMES P. SULLIVAN Age: 63 Independent Director since 2022

Experience

•   Senior Advisor – Research, Green Street Advisors (2020)

•   President, Green Street Advisory Group (2014 – 2019)

•   Head of North American REIT Research, Green Street Advisors (2010 – 2014)

•   Managing Director/Senior REIT Analyst, Green Street Advisors (1994 – 2009)

•   Prior to Green Street, served as a real estate investment banker and construction lender at Bank of America and Manufacturers Hanover Trust Company

Qualifications

•   Real Estate, Capital Markets, Investment and Finance, gained through his 26-year career at Green Street Advisors, the preeminent independent research and advisory firm concentrating on the commercial real estate industry. During his first 20 years at Green Street, Mr. Sullivan was a REIT analyst, and he managed the firm’s REIT research team for five years. He then served for five years as President of Green Street’s Advisory Group, providing strategic advice to commercial real estate owners and investors around the world. In his final year at Green Street, Mr. Sullivan was a Senior Advisor to Green Street’s research team, helping to foster best practices across the firm’s public and private market research groups.

•   Mr. Sullivan brings additional expertise in Accounting and Auditing for Large Business Organizations, Business Operations, Corporate Governance, Financial Expertise and Literacy, and Operations, and Talent Development and Management

Education

•   BA, Economics, Duke University

•   MBA, Finance and Real Estate, Columbia University

Other Boards / Organizations

•   The James Campbell Company (2022 –present; Audit Committee Chairman, Compensation Committee Member)

•   Bixby Land Company (2016 – present; Compensation Committee Chairman, Audit Committee Member)

Committees

•   Audit

•   Investment

16	AIMCO

KIRK A. SYKES Co-Managing Partner, Accordia Partners Age: 66 Independent Director since 2020

Experience

•   Co-Managing Partner, Accordia Partners, LLC, a real estate development company (2014 – present)

•   President, Primary Corporation, a real estate company that owns commercial real estate (1993 – present)

•   President and Managing Director, Urban Strategy America Fund, LLP, a New Boston real estate investment fund (2005 – 2014)

Qualifications

•   Real Estate, Investment and Finance, Development, Capital Markets, Marketing and Branding, Property / Asset Management and Operations, Financial Expertise and Literacy, gained through his experience at real estate development and commercial real estate companies, as well as his time at a real estate focused investment fund, and perspective gained during his tenure as Chairman of the Federal Reserve Bank of Boston and other roles including service on Fleet Bank and BankBoston’s Community Bank Advisory Boards

•   Mr. Sykes also brings expertise in Corporate Governance and Talent Development

Education

•   B. Arch., Cornell University

•   Graduate, The Harvard Business School Owner and President Management Program

Other Boards / Organizations

•   Ares Commercial Real Estate Corporation (2017 – 2019)

•   Natixis Loomis Sayles Funds, Board of Trustees. Trustee, Audit & Governance Committee Member (2019 – Present)

•   Federal Reserve Bank of Boston External Diversity Advisory Board, Member (2010 – Present)

•   Real Estate Executive Council Emeritus Board, Former-Chairman

•   NAIOP Massachusetts Board Management Committee, Member

•   The Federal Reserve Bank of Boston, Former Member (2008 – 2014) and Chairman (2012 – 2014)

Committees

•   Compensation and Human Resources

•   Nominating, Environmental, Social, and Governance

2025 PROXY STATEMENT	17

SUMMARY OF DIRECTOR QUALIFICATIONS AND EXPERTISE

Below is a summary of the qualifications and expertise of the directors, including expertise relevant to Aimco’s business.

Summary of Director Qualifications and Expertise	Mr. Powell	Mr. Allen	Ms. Gibson	Mr. Leupp	Ms. Rexroad	Ms. Smith	Mr. Stone	Mr. Sullivan	Mr. Sykes

Accounting and Auditing for Large Business Organizations Enables an in-depth understanding of our financial reporting and internal controls				●	●			●

Business Operations Provides a practical understanding of developing, implementing, and evaluating operating strategies and plans	●	●	●	●	●	●	●	●	●

Capital Markets Informs board oversight of capital market activities	●	●	●	●	●	●	●	●	●

Corporate Governance Enhances transparency and aligns the interests of stockholders, directors, management, and employees	●	●		●	●		●	●	●

Development Assists in providing management with additional perspectives related to its development, redevelopment, and construction activities	●	●		●			●		●

Executive Adds high level operational expertise	●	●	●	●	●	●	●	●	●

Financial Expertise and Literacy Experience preparing, auditing, analyzing, or evaluating financial statements, an essential function of the Board’s oversight responsibilities	●	●	●	●	●	●	●	●	●

Investment and Finance Relevant investment, strategic, and deal structuring experience that brings additional perspectives to the Company’s investment activities	●	●	●	●	●	●	●	●	●

Legal Holds a law degree with relevant legal experience						●

Marketing and Branding Assists in providing additional viewpoints in building a unique identity with partners and customers	●					●			●

Property / Asset Management and Operations Assists in providing management with additional perspectives related to its stabilized portfolio of properties	●		●	●			●		●

Real Estate Industry experience that provides valuable perspectives on matters specific to the real estate sector	●	●	●	●	●	●	●	●	●

Talent Development and Management Expertise in managing and developing human capital, including succession planning, to maintain a stable workforce of top talent	●	●	●	●	●	●	●	●	●

18	AIMCO

BOARD SELECTION AND ELECTION

BOARD COMPOSITION, BOARD REFRESHMENT, AND DIRECTOR TENURE

Aimco is focused on having a well-constructed and high performing board. To that end, the Nominating, Environmental, Social, and Governance Committee selects nominees for director based on, among other things, breadth and depth of experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of Aimco’s business environment, and willingness to devote adequate time and effort to Board responsibilities. In considering nominees for director, the Nominating, Environmental, Social, and Governance Committee seeks to have a broad range of experience and expertise relevant to Aimco’s business. The Nominating, Environmental, Social, and Governance Committee places a premium on directors who work well in the collegial and collaborative nature of the Board (which is also consistent with the Aimco culture) and also requires directors who think and act independently and can clearly and effectively communicate their convictions. The Nominating, Environmental, Social, and Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board.

The Nominating, Environmental, Social, and Governance Committee has structured the Board such that there are directors of varying tenures, with new directors and perspectives joining the Board every few years while retaining the institutional memory of longer-tenured directors. Longer-tenured directors, balanced with less-tenured directors, enhance the Board’s oversight capabilities. Aimco’s directors work effectively together, coordinate closely with senior management, comprehend Aimco’s challenges and opportunities, and frame Aimco’s business strategy.

When formulating its Board membership recommendations, the Nominating, Environmental, Social, and Governance Committee also considers advice and recommendations from others, including stockholders, as it deems appropriate. Such recommendations are evaluated based on the same criteria noted above. Recommendations for nominations should be sent to: Apartment Investment and Management Company, 4582 South Ulster Street, Suite 1450, Denver, CO 80237, Attn: Corporate Secretary, Office of the General Counsel, indicating the candidate’s qualifications and other relevant biographical information and providing confirmation of the candidate’s consent to serve as a director, if elected. Stockholders may also nominate qualified individuals for election to our Board by complying with the advance notice and other requirements of our current bylaws regarding director nominations. These requirements are also described under “Stockholders’ Proposals.”

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. Based on recommendations from the Nominating, Environmental, Social, and Governance Committee, the Board determined to nominate Messrs. Allen, Leupp, Powell, Stone, Sullivan, and Sykes and Mses. Gibson, Rexroad, and Smith for election to serve a one-year term expiring at the 2025 annual meeting.

MAJORITY VOTING FOR THE ELECTION OF DIRECTORS

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director, meaning that the nine director nominees with the highest number of votes cast for their election will be elected to the Board of Directors (with abstentions and broker non-votes not counted as votes cast). The following is not considered

2025 PROXY STATEMENT	19

votes cast “for” or “against” a director nominee: (a) a share otherwise present at the meeting but for which there is an abstention; and (b) a share otherwise present at the meeting as to with a stockholder gives no direction. If a nominee who currently is serving as a director receives a Majority Against Vote in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Board for consideration following certification of the vote. The Nominating, Environmental, Social, and Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating, Environmental, Social, and Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Additional details are set out in Article II, Section 2.03 (Election and Tenure of Directors; Resignations) of Aimco’s bylaws.

PROXY ACCESS

In 2016, the Board amended the Company’s bylaws to provide a proxy access right to stockholders in which stockholders or groups of up to 20 stockholders, owning at least 3% of our shares for at least three years, may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws.

THE ORGANIZATION OF THE BOARD

BOARD LEADERSHIP STRUCTURE

In connection with the Separation, the Board concluded that separating the Chairman and CEO role would be most effective for the Company’s leadership and governance. Mr. Stone serves as Chairman of the Board, which includes: presiding over executive sessions of the non-management directors, which are held regularly and not less than four times per year; with the CEO, setting meeting agendas and schedules; calling meetings of the non-management directors; and being available for direct communication with stockholders.

The Aimco Board has a majority of independent directors. Eight out of the nine directors (Messrs. Allen, Leupp, Stone, Sullivan, and Sykes and Mses. Gibson, Rexroad, and Smith) are independent (the “Independent Directors”). All four standing committees (Audit, Compensation and Human Resources, Nominating, Environmental, Social, and Governance, and Investment) are composed solely of independent directors.

SEPARATE SESSIONS OF INDEPENDENT DIRECTORS

Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group currently is made up of the eight Independent Directors, met in executive session without management four times during the year ended December 31, 2024.

MEETINGS AND COMMITTEES

The Board held five meetings during the year ended December 31, 2024. During 2024, there were the following four committees: Audit; Compensation and Human Resources; Nominating, Environmental, Social, and Governance; and Investment. During 2024, no director attended fewer than 75% of the aggregate total number of meetings of the Board and each committee on which such director served.

20	AIMCO

The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. All of Aimco’s directors, including the Chairman of the Board, attended the Company’s 2024 Annual Meeting of Stockholders, and the Company anticipates that the full Board will attend the annual meeting this year.

Below is a table illustrating the current standing committee memberships and chairs. Additional detail on each committee follows the table.

Director	Audit Committee	Compensation and Human Resources Committee	Nominating, Environmental, Social, and Governance Committee	Investment Committee

Quincy L. Allen	—	●	†	—

Patricia L. Gibson	—	●	—	†

Jay Paul Leupp	†	—	—	●

Wes Powell	—	—	—	—

Sherry L. Rexroad	●	†	—	—

Deborah Smith	—	—	●	●

R. Dary Stone*	—	—	—	—

James P. Sullivan	●	—	—	●

Kirk A. Sykes	—	●	●	—

●	indicates a member of the committee

†	indicates the committee chair

*	indicates the Chairman of the Board

AUDIT COMMITTEE

The Audit Committee currently consists of Messrs. Leupp and Sullivan and Ms. Rexroad. Mr. Leupp serves as the chair of the Audit Committee. The Audit Committee has a written charter that is reviewed annually and was last amended in May 2024. In addition to the work of the Audit Committee, the chair has regular and recurring conversations with Ms. Stanfield, Aimco’s Chief Financial Officer (“CFO”), Kellie Dreyer, Aimco’s Chief Accounting Officer, Ms. Johnson, Aimco’s Chief Administrative Officer (“CAO”), the head of Aimco’s internal audit function, and representatives of Aimco’s independent registered public accounting firm. The Audit Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

2025 PROXY STATEMENT	21

The Audit Committee’s responsibilities are set forth in the following chart.

Audit Committee Responsibilities	Accomplished In 2024

Oversees Aimco’s accounting and financial reporting processes and audits of Aimco’s financial statements.	✓

Directly responsible for the appointment, compensation, and oversight of the independent auditors and the lead engagement partner and makes its appointment based on a variety of factors.	✓

Reviews the scope, and overall plans for and results of the annual audit and internal audit activities.	✓

Oversees management’s negotiation with Aimco’s independent registered public accounting firm concerning fees, and exercises final approval over all independent registered public accounting firm fees.	✓

Consults with management and Aimco’s independent registered public accounting firm with respect to Aimco’s processes for risk assessment and enterprise risk management. Areas involving risk that are reported on by management and considered by the Audit Committee, the other Board committees, or the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, information technology and data protection, sustainability, climate risk, ESG, compensation, succession planning, and human resources and human capital.

✓

Consults with management and Aimco’s independent registered public accounting firm regarding, and provides oversight for, Aimco’s financial reporting process, internal control over financial reporting, and the Company’s internal audit function.

✓

Reviews and approves the Company’s policy about the hiring of former employees of independent auditors.	✓

Reviews and approves the Company’s policy for the pre-approval of audit and permitted non-audit services by the independent auditor, and reviews and approves any such services provided pursuant to such policy.

✓

Receives reports pursuant to Aimco’s policy for the submission and confidential treatment of communications from teammates and others concerning accounting, internal control and auditing matters.	✓

Reviews and discusses with management and Aimco’s independent registered public accounting firm quarterly earnings releases prior to their issuance and quarterly reports on Form 10-Q and annual reports on Form 10-K prior to their filing.

✓

Reviews the responsibilities and performance of the Company’s internal audit function, approves the hiring, promotion, demotion or termination of the lead internal auditor, and oversees the lead internal auditor’s periodic performance review and changes to his or her compensation.

✓

Reviews with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with the certifications made by the CEO and CFO.

✓

Meets regularly with members of Aimco management and with Aimco’s independent registered public accounting firm, including periodic meetings in executive session.	✓

Performs an annual review of the Company’s independent auditor, including an assessment of the firm’s experience, expertise, communication, cost, value, and efficiency, and including external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on the independent auditor and its peer firms.

✓

Performs an annual review of the lead engagement partner of the Company’s independent auditor and the potential successors for that role.	✓

Periodically evaluates independent audit service providers.	✓

Reviews and discusses periodic reports from management pertaining to information technology security and controls.	✓

The Audit Committee held five meetings during the year ended December 31, 2024. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

22	AIMCO

AUDIT COMMITTEE FINANCIAL EXPERT

The Board has designated Mr. Leupp as an “audit committee financial expert.” In addition, all of the members of the Audit Committee qualify as audit committee financial experts. Each member of the Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange (“NYSE”) relating to audit committees.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee currently consists of Messrs. Allen and Sykes and Mses. Gibson and Rexroad. Ms. Rexroad serves as the chair of the Compensation and Human Resources Committee. The chair meets regularly with Ms. Johnson, Aimco’s CAO. The chair also has regular conversations with the Compensation and Human Resources Committee’s independent compensation consultant and outside counsel with expertise in executive compensation and compensation governance related matters. The Compensation and Human Resources Committee has a written charter that is reviewed annually and was last amended in April 2024. The Compensation and Human Resources Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Compensation and Human Resources Committee’s responsibilities are set forth in the following charts.

Compensation and Human Resources Committee Responsibilities	Accomplished In 2024

Responsible for succession planning in all leadership positions, both in the short term and the long term, with particular focus on CEO and key person succession.	✓

Oversees the Company’s management of the talent pipeline process.	✓

Oversees the goals and objectives of the Company’s executive compensation plans.	✓

Annually evaluates the performance of the CEO.	✓

Determines the CEO’s compensation.	✓

Negotiates and provides for the documentation of any employment agreement (or amendment thereto) with the CEO and other executive officers, as applicable.	✓

Reviews and approves the decisions made by the CEO as to the compensation of the other executive officers.	✓

Approves and grants equity compensation.	✓

Reviews and discusses the Compensation Discussion & Analysis with management.	✓

Oversees the Company’s submission to a stockholder vote of matters relating to compensation, including advisory votes on executive compensation and the frequency of such votes, incentive and other compensation plans, and amendments to such plans.

✓

Considers the results of stockholder advisory votes on executive compensation and takes such results into consideration in connection with the review and approval of executive officer compensation.	✓

Reviews stockholder proposals and advisory stockholder votes relating to executive compensation matters and recommends to the Board the Company’s response to such proposals and votes.	✓

Reviews compensation arrangements to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking.	✓

Oversees, including review and approval of the terms of, the Company’s compensation “claw back” policy and agreement between the Company and the Company’s executive officers.	✓

Reviews periodically the goals and objectives of the Company’s executive compensation plans and recommends that the Board amend these goals and objectives if appropriate.	✓

In coordination with the Nominating, Environmental. Social, and Governance Committee, oversees the Company’s policies and strategies related to human capital.	✓

2025 PROXY STATEMENT	23

One of the most important responsibilities of the Compensation and Human Resources Committee is to ensure a succession plan is in place for key members of the Company’s executive management team, including the CEO. Based on the work of the Compensation and Human Resources Committee, the Board has a succession plan for the CEO position, is prepared to act in the event of a CEO vacancy in the short term, and has identified candidates for succession over the long term. The Board will select the successor taking into consideration the needs of the organization, the business environment, and each candidate’s skills, experience, expertise, leadership, and fit. The Company maintains a robust succession planning process, as highlighted in the following chart.

Management Succession

The Company maintains an executive talent pipeline for every executive officer position, including the CEO position, and every other senior officer position within the organization.

The executive talent pipeline includes “interim,” “ready now,” and “under development” candidates for each position. The Company has an intentional focus on those formally under development for executive roles. Management is also focused on attracting, developing, and retaining strong talent across the organization.

The executive talent pipeline is formally updated annually and is the main topic of at least one of the Compensation and Human Resources Committee’s meetings each year. The Compensation and Human Resources Committee also reviews the pipeline in connection with year-end performance and compensation reviews for every executive officer position. The pipeline is discussed regularly at the management level, as well.

Talent development and succession planning is a coordinated effort among the CEO, the Compensation and Human Resources Committee, and the CAO, as well as each succession candidate.

The Board is provided exposure to succession candidates for executive officer positions.

All executive succession candidates have development plans.

The Company maintains a forward-looking approach to succession. Positions are filled considering the business strategy and needs at the time of a vacancy and the candidate’s skills, experience, expertise, leadership and fit.

The Company has a proven track record on the development of talented leaders and succession, most recently with the CEO, CFO, and CAO transitions in December 2020.

The Compensation and Human Resources Committee held seven meetings during the year ended December 31, 2024.

NOMINATING, ENVIRONMENTAL, SOCIAL, AND GOVERNANCE COMMITTEE

The Nominating, Environmental, Social, and Governance Committee currently consists of Messrs. Allen and Sykes and Ms. Smith. Mr. Allen serves as the chair of the Nominating, Environmental, Social, and Governance Committee. The Nominating, Environmental, Social, and Governance Committee has a written charter that is reviewed annually and was last amended in April 2023. The Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

24	AIMCO

The Nominating, Environmental, Social, and Governance Committee’s responsibilities are set forth in the following chart.

Nominating, Environmental, Social, and Governance Committee Responsibilities	Accomplished In 2024

Focuses on Board candidates and nominees, and specifically:

• Plans for Board refreshment and succession planning for directors;

• Identifies and recommends to the Board individuals qualified to serve on the Board;

• Identifies, recruits, and, if appropriate, interviews candidates to fill positions on the Board, including persons suggested by stockholders or others; and

• Reviews each Board member’s suitability for continued service as a director when his or her term expires and when he or she has a change in professional status and recommends whether or not the director should be re-nominated.

✓

Focuses on Board composition and procedures as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, and expertise required for the Board as a whole.

✓

Develops and recommends to the Board a set of corporate governance principles applicable to Aimco and its management.	✓

Maintains a related party transaction policy and oversees any potential related party transactions.	✓

Oversees a systematic and detailed annual evaluation of the Board, committees, and individual directors in an effort to continuously improve the function of the Board.	✓

Considers corporate governance matters that may arise and develops appropriate recommendations, including providing the forum for the Board to consider important matters of public policy and vet stockholder input on a variety of matters.

✓

Reviews corporate governance trends, best practices, and regulations applicable to the corporate governance of the Company and develops appropriate recommendations for the Board.	✓

Oversees the Company’s policies and strategies related to environmental, social, and corporate responsibility matters, including climate-related risks and opportunities and human rights, in coordination with the other standing committees of the Board.

✓

Evaluates relevant, current, and emerging environmental, social, and corporate responsibility risks, opportunities, and trends that may materially impact or be of significance to the business, operations, or performance of the Company, reviews and assesses with management third-party rating reports and scores of the Company on environmental, social, and corporate responsibility matters, reviews with management the Company’s communications strategy on such matters, and develops appropriate recommendations for the Board.

✓

Receives updates from the Company’s management regarding material environmental, social, and corporate responsibility activities, practices, policies, and procedures.	✓

Oversees the Company’s disclosure on environmental, social, and governance matters.	✓

Reviews annually the Company’s public policy advocacy efforts and political and charitable contributions.	✓

The Nominating, Environmental, Social, and Governance Committee held four meetings during the year ended December 31, 2024.

INVESTMENT COMMITTEE

The Investment Committee currently consists of Messrs. Leupp and Sullivan and Mses. Gibson and Smith. Ms. Gibson serves as the chair of the Investment Committee. The Investment Committee’s purpose is to provide oversight and guidance to the Company’s management regarding investment decisions. The Investment Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. The Investment Committee held four meetings during the year ended December 31, 2024.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2024.

	Board	Non-Management Directors	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Investment Committee

Number of Meetings	5	4	5	7	4	4

2025 PROXY STATEMENT	25

THE GOVERNANCE OF OUR BOARD

This chart provides a summary overview of Aimco’s governance practices, each of which is described in more detail in the information that follows.

What Aimco Does

Supermajority Independent Board. Eight of the nine directors, or 89% of the directors, are independent.

Independent Standing Committees. Only independent directors serve on the Audit, Compensation and Human Resources, Nominating, Environmental, Social, and Governance, and Investment Committees.

Independent Chairman of the Board. The Company’s Chairman of the Board is an independent director.

Separation of Chairman and CEO. The Company has separated the roles of Chairman of the Board and CEO.

Board Refreshment. The Nominating, Environmental, Social, and Governance Committee has structured the Board such that there are directors of varying tenures and perspectives, with new directors joining the Board every few years, while retaining the institutional memory of longer-tenured directors. In connection with the Separation, six directors left the Board and the Company added seven new directors. In 2023, Aimco’s two remaining long-tenured directors retired from the Board, having completed the post-Separation transition. No pre-Separation directors remain on the Board.

Regular Access to and Involvement with Management. In addition to regular access to management during Board and committee meetings, the independent directors have ongoing, direct access to members of management and to the Aimco business. This includes the Audit Committee chair’s active and regular engagement with accounting staff and the Aimco auditors, the Compensation and Human Resources Committee chair’s continuing involvement with compensation and personnel matters, the Nominating, Environmental, Social, and Governance Committee chair’s participation in director recruitment and environmental, social, and governance (“ESG”) matters, the Investment Committee chair’s guidance on investment decisions, and Mr. Stone’s frequent involvement with Mr. Powell with respect to strategy, agenda setting, board materials, and policy matters.

Engaged Board. In addition to regular access to management, the independent directors meet at least quarterly and receive written updates from the CEO regularly.

Stockholder Engagement. Under the direction of the Board and including participation by Board members when requested by stockholders, Aimco systematically and at least annually canvasses its largest stockholders, those holding approximately two-thirds of outstanding Aimco shares, concerning compensation, governance, and other matters.

Director Stock Ownership. By the completion of five years of service from the time of the Separation or from joining the Board, a non-management director is required to own equity having a value of at least five times the annual cash retainer for non-management directors.

Risk Assessment. The Board conducts an annual risk assessment. Areas involving risk that are reported on by management and considered by the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, information technology and data protection, sustainability, compensation, and human resources and human capital. The Compensation and Human Resources Committee is responsible for succession planning in all leadership positions, both in the short term and the long term, with particular focus on CEO succession in the short term and the long term.

Majority Voting with a Resignation Policy. In an uncontested election, Aimco requires its directors to be elected by a majority of the votes cast. Directors failing to get a majority of the votes cast in an uncontested election are expected to tender their resignation.

Proxy Access. A stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for three years, may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws.

What Aimco Does Not Do

Unapproved Related Party Transactions. The Nominating, Environmental, Social, and Governance Committee oversees a related party transactions policy requiring review and approval of such transactions to help ensure that Aimco’s decisions are based on considerations only in the best interests of Aimco and its stockholders.

Pledging or hedging shares held to satisfy stock ownership requirements. The Company’s insider trading policy prohibits officers, directors, and certain other employees from engaging in pledging transactions and prohibits officers, directors, and all other employees from engaging in any hedging transactions.

Interlocking Directorships. No member of Aimco management serves on a board or a compensation committee of a company at which an Aimco director is also an employee.

Director Overboarding. Aimco’s corporate governance guidelines and committee charters limit the number of other boards and the number of other audit committees on which an Aimco director may serve. Typically, an Aimco director is limited to service on four or fewer boards (including the Company’s) and is limited to service on three or fewer audit committees, including the Company’s.

Retirement Age or Term Limits. Rather than impose arbitrary limits on service, the Company regularly (and at least annually) reviews each director’s continued role on the Board and considers the need for regular board refreshment.

26	AIMCO

CODE OF ETHICS
The Board has adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all teammates of Aimco or its subsidiaries, including Aimco’s principal executive officer, principal financial officer, and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies, or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form
8-K,
Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form
8-K
by posting such information on Aimco’s website (www.aimco.com), as necessary.
INSIDER TRADING POLICY
We have adopted an insider trading policy which governs the purchase, sale and/or other disposition of our securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and NYSE listing standards. A copy of this policy has been filed as Exhibit 19.1 to our 2024 Annual Report.
CORPORATE GOVERNANCE GUIDELINES AND DIRECTOR STOCK OWNERSHIP
The Board has adopted and approved Corporate Governance Guidelines. These guidelines, which were last updated in January 2024, are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the role of the Chairman of the Board or Lead Independent Director, as applicable, director access to management and independent advisors, director compensation, director orientation and continuing education, the role of the Board in planning management succession, equity ownership guidelines and retention requirements, and an annual performance evaluation of the Board.
With respect to stock ownership guidelines for the Independent Directors, the Corporate Governance Guidelines provide that by the completion of five years of service from the date of the Separation or from joining the Board, whichever is later, an Independent Director is expected to own shares having a value of at least five times the annual cash retainer for independent directors. All of the Independent Directors have holdings in excess of this amount as of the date of this filing.
CORPORATE RESPONSIBILITY
At Aimco, corporate responsibility is an important part of our business. As with all other aspects of our business, our corporate responsibility program focuses on continuous improvement, to the benefit of our stockholders, our residents, our teammates, our communities, and the environment. We actively discuss these matters with our stockholders and solicit their feedback on our program.
For more information on Aimco’s corporate responsibility program, please refer to Aimco’s most recent Corporate Responsibility Report, which is available on Aimco’s website (www.aimco.com).

2025 PROXY STATEMENT	27

INDEPENDENCE OF DIRECTORS

The Board has determined that to be considered independent, a director may not have a direct or indirect material relationship with Aimco or its subsidiaries (directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, including whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the NYSE.

Consistent with these considerations, the Board has affirmatively determined the independence of Messrs. Allen, Leupp, Stone, Sullivan, and Sykes and Mses. Gibson, Rexroad, and Smith.

COMMUNICATING WITH THE BOARD OF DIRECTORS

The Company regularly engages with stockholders holding at least two-thirds of our outstanding shares. We have always made our Board members available for engagement discussions.

Any interested parties desiring to communicate with the Board, Aimco’s Chairman of the Board, any of the other Independent Directors, any committee chair, or any committee member may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary

Office of the General Counsel

Apartment Investment and Management Company

4582 South Ulster Street, Suite 1450

Denver, Colorado 80237

DIRECTOR COMPENSATION

In formulating its recommendation for director compensation, the Nominating, Environmental, Social, and Governance Committee reviews director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue, and assets and considers compensation trends for other NYSE-listed companies. The Nominating, Environmental, Social, and Governance Committee

28	AIMCO

also considers the size of the Board as compared to other boards, the participation of each independent director on committees, and the resulting workload on the directors. In addition, the Nominating, Environmental, Social, and Governance Committee considers the overall cost of the Board to the Company and the cost per director.

2024 COMPENSATION

For 2024, based on the advice of Aimco’s independent compensation consultant, Willis Towers Watson, with such advice based on a review of director compensation for Aimco’s identified peer group, compensation for the non-management directors included an annual fee of $230,000, payable up to 50% in the form of a cash retainer with the remainder in stock. The stock was awarded on January 31, 2024, with the number of shares of stock to be granted determined by dividing the dollar amount allocated to stock by the average closing trading price of Aimco’s Common Stock for the five-day trading period up to and including the date of grant, which was $7.62. The closing price of Aimco’s Common Stock on the NYSE on January 31, 2024, was $7.43.

Additional retainers for Board leadership positions in 2024 were as follows: Chairman of the Board — $65,000; Audit Committee Chair — $25,000; Compensation and Human Resources Committee Chair — $15,000; Nominating, Environmental, Social, and Governance Committee Chair — $14,000; and Investment Committee Chair — $20,000. No meeting fees were paid to non-management directors for attending meetings of the Board and the committees on which they serve.

For the year ended December 31, 2024, Aimco paid the directors serving on the Board during that year as follows:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Quincy L. Allen	106,000	134,565	—	—	—	—	240,565

Patricia L. Gibson	20,000	224,267	—	—	—	—	244,267

Jay Paul Leupp	25,000	224,267	—	—	—	—	249,267

Wes Powell(3)	—	—	—	—	—	—	—

Sherry L. Rexroad	3,750	224,267	—	—	—	—	228,017

Deborah Smith(4)	—	224,267	—	—	—	—	224,267

R. Dary Stone	65,000	224,267	—	—	—	—	289,267

James P. Sullivan	46,000	179,412	—	—	—	—	225,412

Kirk A. Sykes	126,250	112,134	—	—	—	—	238,384

(1)

For 2024, each of the non-management directors were provided the opportunity to receive up to 50% of the $230,000 annual retainer, or $115,000, in cash. Amounts in this column also include cash retainers for Board leadership positions in 2024, as follows: Mr. Stone, Chairman of the Board — $65,000; Mr. Leupp, Audit Committee Chair — $25,000; Mr. Sykes, Compensation and Human Resources Committee Chair through the third quarter of 2024 — $11,250; Ms. Rexroad, Compensation and Human Resources Committee Chair beginning in the fourth quarter of 2024 — $3,750; Mr. Allen, Nominating, Environmental, Social, and Governance Committee Chair — $14,000; and Ms. Gibson, Investment Committee Chair — $20,000.

(2)

For 2024, each of the non-management directors were provided the opportunity to receive up to 100% of the $230,000 annual retainer in Aimco’s Common Stock. The shares were awarded on January 31, 2024, with the number of shares of stock to be granted determined by dividing the dollar amount allocated to stock by the average closing trading price of Aimco’s Common Stock for the five-day trading period up to and including the date of grant, which was $7.62. The dollar value shown above represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and is calculated based on the closing price of Aimco’s Common Stock on the date of grant, or $7.43.

(3)	Mr. Powell, who is not an independent director, did not receive any additional compensation for serving on the Board.

(4)

As of December 31, 2024, Ms. Smith held a fully vested and exercisable option to acquire 170,323 shares. None of our other non-employee directors held stock options (whether vested or unvested) or unvested stock awards as of December 31, 2024.

2025 PROXY STATEMENT	29

2025 COMPENSATION

Based on the advice of the Company’s new compensation consultant, Ferguson Partners Consulting L.P. (“Ferguson”) after a thorough review of peer and industry practices, in 2025 the Board determined to reduce its annual fee from $230,000 to $220,000. The $220,000 annual fee is payable up to $75,000 in the form of a cash retainer with the remainder in stock. The stock was awarded on January 29, 2025, with the number of shares of stock to be granted determined by dividing the dollar amount allocated to stock by the average closing trading price of Aimco’s Common Stock for the five-day trading period up to and including the date of grant. The closing price of Aimco’s Common Stock on the NYSE on January 29, 2025, was $9.02. Additional retainers for Board leadership positions in 2025 are as follows: Chairman of the Board —$65,000; Audit Committee Chair — $25,000; Compensation and Human Resources Committee Chair — $15,000; Nominating, Environmental, Social, and Governance Committee Chair — $14,000; and Investment Committee Chair — $20,000. Directors will not receive meeting fees in 2025.

30	AIMCO

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Grant Thornton LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2024, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2025, subject to ratification by Aimco’s stockholders. Ernst & Young LLP acted as the Company’s independent registered public accounting firm during the year ended December 31, 2023. The aggregate fees billed for services rendered by Grant Thornton LLP during the year ended December 31, 2024, and the aggregate fees billed for services rendered by Ernst & Young LLP for the year ended December 31, 2023, are described below under the heading “Principal Accountant Fees and Services.”

In selecting and overseeing the Company’s independent auditor, the Audit Committee considers, among other things:

•	Grant Thornton LLP’s historical and recent performance on the Aimco audit, including the results of an internal survey of Grant Thornton LLP’s service and quality;

•	External data relating to audit quality and performance, including recent PCAOB reports on Grant Thornton LLP and its peer firms;

•	The appropriateness of Grant Thornton LLP’s fees;

•	Grant Thornton LLP’s tenure as Aimco’s independent auditor and its familiarity with Aimco’s operations and business, accounting policies and practices, and internal control over financial reporting;

•

The depths of Grant Thornton LLP’s capabilities, knowledge, expertise, experience, and resources to support Aimco’s business in the areas of accounting, auditing, internal control over financial reporting, tax and related matters; and

•	Grant Thornton LLP’s independence.

Based on this evaluation, the Audit Committee believes that Grant Thornton LLP is independent and that it is in the best interests of Aimco and our stockholders to retain Grant Thornton LLP to serve as our independent auditor for the fiscal year ending December 31, 2025.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, have an opportunity to make a statement, and respond to appropriate questions.

The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Grant Thornton LLP. Abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 9, 2024, the Audit Committee approved the engagement of Grant Thornton LLP as our independent registered public accounting firm, replacing Ernst & Young LLP, our prior independent registered public accounting firm.

Ernst & Young LLP’s reports on the Company’s consolidated financial statements for each of the two years ended December 31, 2023, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2023 and 2022 and in the subsequent interim period through May 9, 2024, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Ernst & Young LLP on any

32	AIMCO

matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with Ernst & Young LLP’s report.

During the fiscal years ended December 31, 2023 and 2022 and in the subsequent interim period through May 9, 2024, there were no “reportable events” (as defined under Item 304(a)(1)(v) of Regulation S-K).

We provided Ernst & Young LLP with a copy of the disclosure we made in our Current Report on Form 8-K and requested that Ernst & Young LLP furnish us with a copy of their letter addressed to the SEC stating whether Ernst & Young LLP agrees with the statements made therein and, if not, stating the respects in which Ernst & Young LLP does not agree. A copy of Ernst & Young’s letter, dated May 13, 2024, was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on May 13, 2024.

2025 PROXY STATEMENT	33

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed under applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable PCAOB requirements, and has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2024.

None of the Audit Committee members have a relationship with the Company that might interfere with the exercise of the member’s independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

Date: April 24, 2025

JAY PAUL LEUPP (CHAIR)

SHERRY L. REXROAD

JAMES P. SULLIVAN

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

34	AIMCO

PRINCIPAL ACCOUNTANT FEES AND SERVICES

PRINCIPAL ACCOUNTANT FEES

Below is information on the fees billed for services rendered by Grant Thornton LLP during the year ended December 31, 2024, and by Ernst & Young LLP during the year ended December 31, 2023.

Year Ended December 31,

	2024	2023

Aggregate fees billed for services	$1.24 million	$1.76 million

Audit Fees:
Including fees associated with the audit of Aimco’s annual financial statements, internal controls, interim reviews of financial statements, registration statements, comfort letters, and consents

	$0.98 million	$1.56 million

Audit-Related Fees: Including fees related to benefit plan audits and subsidiary audits	$0.24 million	$0.12 million

Tax Fees: Tax Consulting Fees(1)	$0.02 million	$0.08 million

All other fees	$—	$—
(1)	Tax consulting fees consist primarily of amounts attributable to routine advice related to REIT compliance.

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The Audit Committee has adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). A summary of the Pre-Approval Policy is as follows:

•	The Pre-Approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee.

•	Pre-approvals are typically subject to a dollar limit of $50,000.

•	The term of any general pre-approval is generally 12 months from the date of pre-approval.

•

At least annually, the Audit Committee reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.

•

Unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm.

•	The Audit Committee will consider whether all services are consistent with the rules on independent registered public accounting firm independence.

•

The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. Such factors are considered as a whole, and no one factor is necessarily determinative.

All of the services described in the Principal Accountant Fees section above were approved pursuant to the annual engagement letter or in accordance with the Pre-Approval Policy.

2025 PROXY STATEMENT	35

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Since the 2011 Annual Meeting of Stockholders, the Board has asked stockholders for an annual advisory vote to approve executive compensation. This policy will remain in effect until the next advisory (nonbinding) vote on the frequency of say on pay votes, which will be no later than the 2029 annual meeting of stockholders.

We believe our executive compensation program enables us to attract, motivate, and retain executive talent critical to our success, emphasizes pay-for-performance, and aligns our executives’ interests with those of our stockholders. A significant portion of our executives’ cash compensation is variable, at risk, and tied to the short-term success of the Company. Our long-term equity award program is a substantial component of our executive compensation program, with equity awards motivating our executives to lead the Company to achieve total stockholder return (“TSR”) greater than peers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Committee. However, we take seriously the views of our stockholders, and to the extent there is any significant vote against our executive compensation as disclosed in this Proxy Statement, the Committee will evaluate whether any actions are necessary to address the concerns of stockholders. We currently ask our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs on an annual basis, and we expect to hold the next such vote at our 2026 annual meeting of stockholders.

We are asking the Company’s stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

To be approved at the Annual Meeting, Proposal 3 must receive the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

2025 PROXY STATEMENT	37

OUR EXECUTIVE OFFICERS

The executive officers of the Company, their ages, dates they were first appointed as an executive, and their positions are set forth below.

Name	Age	First Appointed	Position

Wes Powell	45	January 2018	Director, President and Chief Executive Officer

H. Lynn C. Stanfield	50	October 2018	Executive Vice President and Chief Financial Officer

Jennifer Johnson	52	December 2020	Executive Vice President, Chief Administrative Officer and General Counsel

For more information about Wes Powell, Aimco’s President and CEO, please see the Board of Directors section. Biographical summaries of our other executive officers are set forth below.

H. Lynn C. Stanfield. Ms. Stanfield was appointed Executive Vice President and Chief Financial Officer in December 2020 and chairs Aimco’s investment committee. From October 2018 to December 2020, Ms. Stanfield served as Aimco’s Executive Vice President, Financial Planning & Analysis and Capital Allocation, with responsibility for various finance functions and corporate and income tax strategy, and serving as a member of Aimco’s Investment Committee. Since joining Aimco in March 1999, Ms. Stanfield has held various positions with responsibility for affordable asset management, income tax, and investor relations. Prior to joining Aimco, Ms. Stanfield was engaged in public accounting at Ernst & Young with a focus on partnership and real estate clients and served as Assistant Professor of Accounting at Erskine College. Ms. Stanfield holds a Master of Professional Accountancy from Clemson University and is a licensed CPA.

Jennifer Johnson. Ms. Johnson was appointed Executive Vice President, Chief Administrative Officer and General Counsel in December 2020. From August 2009 to December 2020, Ms. Johnson served as Senior Vice President, Human Resources. From July 2006 to August 2009, Ms. Johnson served as Vice President and Assistant General Counsel. She joined the Company as Senior Counsel in August 2004. Prior to joining the Company, Ms. Johnson was in private practice with the law firm of Faegre & Benson LLP with a focus on labor and employment law and commercial litigation. Ms. Johnson earned her law degree from the University of Colorado Law School.

38	AIMCO

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This CD&A addresses the following:

•	Stockholder Engagement;

•	Overview of Aimco’s Pay-for-Performance Philosophy

•	Overview of Aimco’s 2024 Performance Results;

•	Summary of Executive Compensation Program and Governance Practices;

•	What We Pay and Why: Components of Executive Compensation;

•	Total Compensation for 2024;

•	Other Compensation;

•	Post-Employment Compensation and Employment and Severance Arrangements;

•	Other Benefits; Perquisite Philosophy;

•	Stock Ownership Guidelines and Required Holding Periods After Vesting;

•	Role of Outside Consultants;

•	Base Salary, Incentive Compensation, and Equity Grant Practices;

•	2025 Compensation Targets; and

•	Accounting Treatment and Tax Deductibility of Executive Compensation.

2025 PROXY STATEMENT	39

STOCKHOLDER ENGAGEMENT

At Aimco’s 2024 Annual Meeting of Stockholders, approximately 97% of the votes cast in the advisory vote to approve executive compensation (also commonly referred to as “Say on Pay”) approved the compensation of Aimco’s named executive officers (“NEOs”) as disclosed in Aimco’s 2024 proxy statement. The Compensation and Human Resources Committee (the “Committee”) and Aimco management considered these results and remain committed to extensive engagement with stockholders as part of ongoing efforts to formulate and implement an executive compensation program designed to align the long-term interests of our executive officers with those of our stockholders. We regularly engage with stockholders representing at least two-thirds of our outstanding shares on a broad range of topics, including executive compensation. The Company continued to receive broad support from stockholders on its executive compensation program, including the program’s structure, the program’s alignment with pay and performance, the quantum of compensation delivered under the program, and the level of disclosure.

OVERVIEW OF AIMCO’S PAY-FOR-PERFORMANCE PHILOSOPHY

Aimco is a pay-for-performance organization. Aimco starts by setting target total compensation near the median of target total compensation for Aimco’s peers as identified below, to provide an economic incentive to remain with Aimco. Actual compensation varies from target compensation based on Aimco’s results. Each officer’s annual cash incentive compensation, “short term incentive” or STI, is based in part on Aimco’s performance against corporate, rather than individual, goals. The more senior the officer, the greater the percentage of his or her STI that is based on Aimco’s performance against its corporate goals. Aimco’s longer term compensation, “long term incentive” or LTI, follows a similar tiered structure. Each officer’s LTI is based in part on relative “total stockholder return” or TSR, with NEOs having a greater share of their LTI based on relative TSR. In the case of Mr. Powell, his entire LTI award is “at risk” based on Aimco’s relative TSR. LTI is measured and vests over time, so that officers bear longer term exposure to the decisions they make.

To reinforce alignment of stockholder and management interests, Aimco also has stock ownership guidelines that require substantial equity holdings by executive officers, as described further below.

OVERVIEW OF AIMCO’S 2024 PERFORMANCE RESULTS

Aimco’s 2024 performance highlights include the following:

•

Our portfolio of stabilized operating properties produced $99 million of net operating income (“NOI”) in 2024, an increase of 4.5% over 2023 results, with revenues increasing 4.5% and expenses up 4.4%. During the fourth quarter, average daily occupancy increased to 97.9%, revenue per home was up 2.9% year-over-year, and rents were up 3.6% on all transacted leases.

•

We completed construction on three multifamily assets, including 933 residential units and more than 100,000 square feet of commercial space. Total direct costs for these projects are now expected to be approximately $10 million lower than our original projection. In addition, nearly 400 newly delivered homes were leased at rental rates that put these projects on track to deliver an average yield on cost of approximately 7% when fully stabilized. During the fourth quarter, we increased our ownership in our Upton Place property as our development partner exercised the option to sell its 10% interest in the asset.

•

We commenced construction on one new development project located in Miami’s Edgewater neighborhood. Financing for the $240 million waterfront project is fully committed with Aimco having contributed the land and an incremental $5 million of equity to a newly formed, project-level venture. At year end 2024, Aimco’s exposure to active construction was reduced by $340 million, or nearly 60%, as compared to year end 2023.

40	AIMCO

•

During the fourth quarter, we sold The Hamilton, our recently completed redevelopment in Miami, and our partial ownership interest in the 3333 Biscayne Boulevard development site in Miami for a combined $204 million. These transactions generated approximately $90 million of net proceeds after retiring the associated asset level debt. Also during the fourth quarter, we entered into a binding agreement to sell the Aimco properties located at 1001 and 1111 Brickell Bay Drive (together known as the “Brickell Assemblage”) for $520 million.

•

We retired $110 million of property debt associated with the asset sales described above and, during the fourth quarter, refinanced our Upton Place asset with a new $215 million bridge loan. The new loan carries a 6.39% fixed interest rate, approximately 280 bps lower than the weighted average cost of the construction loan and preferred equity that it replaced.

•

In keeping with our previously stated capital allocation priorities, we directed nearly $40 million of capital to the repurchase of 4.9 million Aimco shares, representing an average price per share of $8.01. Further, we returned the net proceeds from the 2024 asset sales – approximately $90 million – to stockholders in the form of a special dividend in the first quarter of 2025.

•	We achieved a near record team engagement score of 4.7 out of 5 and were recognized as a “Healthiest Employer” in each of our target markets.

Aimco has produced superior returns since the appointment of executive management to their current roles as summarized below.

Total shareholder returns of 66%

since the separation from AIR Communities, and the appointment of the current executive team, in December 2020 through December 31, 2024, outperforming peers[2] and the FTSE Nareit Equity Apartments Index, the MSCI U.S. REIT Index, and the Russell 2000 Index

[1]	Returns measured from December 14, 2020, the date of when-issued trading for Aimco post-separation from AIR.

[2]

Peer group consists of: Armada Hoffler Properties, Inc.; Centerspace; Clipper Realty, Inc.; Elme Communities; Five Point Holdings, LLC; Forestar Group, Inc.; Howard Hughes Corp.; Independence Realty Trust, Inc.; JBG SMITH Properties; Stratus Properties, Inc.; The St. Joe Company; Tejon Ranch Co.; and Veris Residential, Inc. Total shareholder return for this group was determined using the simple average total shareholder return for these companies.

2025 PROXY STATEMENT	41

SUMMARY OF EXECUTIVE COMPENSATION PROGRAM AND GOVERNANCE PRACTICES

Below we summarize certain executive compensation program and governance practices, including practices we have implemented to drive performance and practices we avoid because we believe they would not serve our stockholders’ long-term interests.

What Aimco Does

Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at risk and tied to key financial and value creation metrics that are set in advance and disclosed to stockholders. All of the incentive compensation (both STI and LTI) for Mr. Powell is subject to the achievement of various performance objectives. For the other NEOs, all STI compensation, and two-thirds of target LTI compensation is subject to the achievement of various performance objectives.

Balances short-term and long-term incentives. The incentive programs provide a balance of annual and longer-term incentives, with LTI compensation vesting over multiple years comprising a substantial percentage of target total compensation.

Uses multiple performance metrics. These mitigate the risk of the undue influence of a single metric by utilizing multiple performance measures. Such measures differ for STI and LTI.

Caps award payouts. Amounts or shares that can be earned under the STI plan and LTI plan are capped.

Uses market-based approach for determining NEO target pay. Target total compensation for NEOs is generally set near the median for peer comparators. The Committee reviews the peer comparator group annually.

Maintains stock ownership guidelines and holding periods after vesting until ownership guidelines are met. Aimco has the following minimum equity ownership requirements: CEO – five times base salary; and other executive officers – three times base salary.

Includes double-trigger change in control provisions. Equity awards include “double trigger” provisions requiring both a change in control and a subsequent termination of employment (other than for cause) for accelerated vesting to occur.

Uses an independent compensation consulting firm. The Committee engages an independent compensation consulting firm that specializes in the real estate industry.

Maintains a claw back policy. In the event of an accounting restatement due to material noncompliance with financial reporting requirements, the claw back policy provides for the recovery of incentive compensation paid to executives based on the misstated financial information. The policy covers all forms of bonus, incentive, and equity compensation.

Conducts a risk assessment. The Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Acts through an independent Compensation Committee. The Committee consists entirely of independent directors.

What Aimco Does Not Do

Guarantee salary increases, bonuses or equity grants. The Company does not guarantee annual salary increases or bonuses. The Company makes no guaranteed commitments to grant equity-based awards.

Provide excise tax gross-up payments. The Company does not have, and will not enter into any contractual arrangements that include excise tax gross-up payments.

Reprice options. The Company has never repriced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the Company’s Second Amended and Restated 2015 Stock Award and Incentive Plan (the “2015 Plan”) without first obtaining approval from the stockholders of the Company.

Pay dividends or dividend equivalents on unearned performance shares. Performance share award agreements provide for the payment of dividends only if and after the shares are earned. Dividends, if any, accrue during the performance period and are paid once shares are earned.

Provide more than minimal personal benefits. The Company does not provide executives with more than minimal perquisites, such as reserved parking spaces.

42	AIMCO

WHAT WE PAY AND WHY: COMPONENTS OF EXECUTIVE COMPENSATION

Total compensation for Aimco’s NEOs is comprised of the following components:

Compensation Component	Form	Purpose

Base Salary	Cash	Provide a salary that is competitive with market.

STI	Cash	Reward executive for achieving short-term business objectives.

LTI	Restricted stock, stock options, and/or long-term incentive units in our operating partnership (“LTIP Units”), subject to performance and/or time vesting, typically over three to four years.	Align executive’s compensation with stockholder objectives, and provide an incentive to take a longer-term view of Aimco’s performance.

LTI compensation directly ties the interests of executives to the interests of our stockholders, and comprises a substantial proportion of compensation for Aimco NEOs, as follows:

CEO 2024 TARGET PAY MIX	OTHER NEOs 2024 TARGET PAY MIX

2025 PROXY STATEMENT	43

CEO Pay Overview

The Committee determines the compensation for the CEO. In setting Mr. Powell’s target total compensation for 2024, the Committee considered, among other things, the Company’s peer group compensation data as discussed below and Mr. Powell’s relevant expertise and experience. For 2024, the Committee set Mr. Powell’s target total compensation near the median for the peer group. The Committee devised a compensation plan for Mr. Powell that resulted in approximately 19% base salary, 29% STI (based entirely on Aimco’s performance against its 2024 corporate goals), and 52% LTI (based entirely on relative TSR). Mr. Powell’s target compensation mix is illustrated as follows:

How the Committee determines the amount of target total compensation for the other executive officers

In addition to reviewing the performance of, and determining the compensation for, the CEO, the Committee also reviews and approves the decisions made by the CEO as to the compensation of Aimco’s other executive officers. Base salary, target STI, and target LTI are generally set near the median base salary, target STI, and target LTI for peer comparators.

How peer comparators are identified

The Committee, with the advice of its independent executive compensation consultant, determined to utilize the Company’s identified peer group, such peer group having been used in connection with the Company’s LTI program since 2021, for the purpose of benchmarking compensation. The peer group ranged from 0.17x to 3.25x Aimco’s total capitalization, with Aimco at the 60th percentile, and with Aimco at the 71st and 32nd percentile based on total revenue and gross depreciable property, respectively. Based on this analysis, Aimco included as “peers” for 2024 target compensation the following 13 real estate companies:

Peer Group

Armada Hoffler Properties, Inc.	Independence Realty Trust, Inc.

Centerspace	JBG SMITH Properties

Clipper Realty, Inc.	Stratus Properties, Inc.

Elme Communities	The St. Joe Company

Five Point Holdings, LLC	Tejon Ranch Co.

Forestar Group Inc.	Veris Residential, Inc.

Howard Hughes Corp.

44	AIMCO

Risk analysis of Aimco’s compensation programs

The Committee considers risk-related matters when making decisions with respect to executive compensation and has determined that neither Aimco’s executive compensation program nor any of its non-executive compensation programs create risk-taking incentives that are reasonably likely to have a material adverse effect on the organization. Aimco’s compensation programs align management incentives with the long-term interests of the Company.

Aimco’s Compensation Program Discourages Excessive Risk-Taking

Limits on STI. The compensation of executive officers and other teammates is not overly weighted toward STI. Moreover, STI is capped.

Use of LTI. LTI is included in target total compensation and typically vests over a period of three years. The vesting period encourages officers to focus on sustaining Aimco’s long-term performance. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their target total compensation allocated to LTI. LTI is capped at two times target, or 200%, for the CEO, and 1.67 times target, or 167%, for the other NEOs.

Stock ownership guidelines and required holding periods after vesting. Aimco’s stock ownership guidelines require all executive officers to hold a specified amount of Aimco equity. Any executive officer who has not yet satisfied the stock ownership requirements for his or her position must retain LTI after its vesting until stock ownership requirements are met. These policies ensure each executive officer has a substantial amount of personal wealth tied to long-term holdings in Aimco stock.

Shared performance metrics across the organization. A portion of STI for the NEOs is based upon Aimco’s performance against its corporate goals, which are reviewed and approved by the Committee. One hundred percent of Mr. Powell’s STI, and 50% of the STI for the other NEOs, is based upon Aimco’s performance against its corporate goals. In addition, having shared performance metrics across the organization reinforces Aimco’s focus on a collegial and collaborative team environment.

LTI based on TSR. One hundred percent of the Mr. Powell’s LTI, and 67% of the LTI for the other NEOs, is based on relative TSR.

Multiple performance metrics. Aimco had five corporate goals for 2024. In addition, through Aimco’s performance management program, Managing Aimco Performance, or MAP, which sets and monitors performance objectives for every teammate, each teammate had several different individual performance goals that are set at the beginning of the year and approved by management. Mses. Stanfield and Johnson had an average of six individual goals for 2024. Having multiple performance metrics inherently reduces excessive or unnecessary risk-taking, as incentive compensation is spread among a number of metrics rather than concentrated in a few.

TOTAL COMPENSATION FOR 2024

For 2024, total compensation is the sum of base compensation earned in 2024, STI earned in 2024, and LTI awards granted in 2024.

Base Compensation for 2024

For 2024, Mr. Powell’s base compensation was set at $700,000 (an increase of $75,000 from his 2023 base compensation), near the median for CEOs in Aimco’s peer group. Ms. Stanfield’s base compensation was set at $494,000 (an increase of $19,000 from her 2023 base compensation) and Ms. Johnson’s base compensation was set at $442,000 (an increase of $17,000 from her 2023 base compensation).

Short-Term Incentive Compensation for 2024

The Committee determined Mr. Powell’s STI by the extent to which Aimco met five designated corporate goals, which are described below and are referred to as Aimco’s Key Performance Indicators, or KPIs.

For the other NEOs, calculation of STI was determined by two components: Aimco’s performance against the KPIs; and each officer’s achievement of her individual MAP goals. For example, if an executive’s target STI was $400,000 and weighted 50% on KPIs, then 50% of that amount, or $200,000, varied based on KPI results and 50% of that amount, or $200,000, varied based on MAP results. As actual KPI results were 127.69% of target in

2025 PROXY STATEMENT	45

2024, then the executive would receive 127.69% of $200,000 ($255,380) for the KPI portion of STI, and if MAP results were 100%, such hypothetical executive would receive 100% of the $200,000, for a total STI payment of $455,380.

Aimco’s 2024 KPIs consisted of the following five corporate goals that were reviewed with, and approved by, the Committee, each weighted as described.

These goals aligned executive officers with the long-term goals of the Company without encouraging them to take unnecessary and excessive risks. Threshold performance paid out at 50%; target performance paid out at 100%; and maximum performance paid out at 200%.

For some goals, where performance was between threshold and target or between target and maximum, the amount of the payout was interpolated.

46	AIMCO

The following is a tabular presentation of the performance criteria and results for 2024, explained in detail in the paragraphs that follow:

Performance Measures	Goal Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual	Payout

Economic Income

Change in NAV in 2024 + dividends paid per share, with cap rates to be held constant as compared to budget	25%	4%	7%	10%	9.4%, with performance primarily driven by NOI increases within our stabilized portfolio and net proceeds from asset sales (both realized and pending).	44.74%

Capital Allocation

$700M in capital sourced from property sales allocated to debt reduction and dividends	25%	$600 million	$700 million	$800 million	Sourced $724M in capital from properties sold or under binding agreement to sell. During the fourth quarter, we sold The Hamilton, our recently completed redevelopment in Miami, and our partial ownership interest in the 3333 Biscayne Boulevard development site in Miami for a combined $204 million. These transactions generated approximately $90 million of net proceeds after retiring the associated asset level debt of approximately $110 million. We returned the approximately $90 million in net proceeds to stockholders in the form of a special dividend in the first quarter of 2025. Also during the fourth quarter, we entered into a binding agreement to sell the Brickell Assemblage for $520 million.	25.00%

Portfolio and Financial Management

2024 NOI for the stabilized multifamily portfolio and Adjusted EBITDA as compared to budget	20%	Threshold performance equated to 5% less than budgeted NOI and 10% less than budgeted Adjusted EBITDA	Target performance equated to budgeted NOI and Adjusted EBITDA	Maximum performance equated to 5% more than budgeted NOI and 10% more than budgeted Adjusted EBITDA	Stabilized multifamily property NOI and Adjusted EBITDA were approximately 1.73% and 1.59% above budget, respectively.	25.05%

2025 PROXY STATEMENT	47

Performance Measures	Goal Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual	Payout

Development and Redevelopment

Achieve budged/forecasted expectations on timing and costs for development/ redevelopment projects and rents compared to underwriting.	20%	—	Based on completion of projects on time and on budget, and achievement of year-end occupancy and rental rates consistent with the 2024 budget and plan	—	We completed construction on three multifamily assets, including 933 residential units and more than 100,000 square feet of commercial space. Total direct costs for these projects are now expected to be approximately $10 million lower than our original projection. In addition, nearly 400 newly delivered homes were leased at rental rates that put these projects on track to deliver an average yield on cost of approximately 7% when fully stabilized. We commenced construction on one new development project located in Miami’s Edgewater neighborhood. Financing for the $240 million waterfront project is fully committed with Aimco having contributed the land and an incremental $5 million of equity to a newly formed, project-level venture. At year end 2024, Aimco’s exposure to active construction was reduced by $340 million, or nearly 60%, as compared to year end 2023.	15.90%

Human Capital

Progress Against Human Capital Objectives	10%	—	Based on team retention and team engagement scores	—	Retained 100% of officer team and reduced overall voluntary turnover by half year-over-year (from 6% voluntary turnover in 2023 to 3% in 2024). Team engagement was 4.69 out of 5, based on a response rate of 100%. Recognized as a “Healthiest Employer” by Denver Business Journal, South Florida Business Journal, and Healthiest Employers of Greater Washington, D.C., as one of Fortune’s Best Places to Work in Real Estate, and as a “Great Place to Work.”	17.00%

Total						127.69%

An explanation of the objective of each goal and performance levels and payouts for each goal is set forth below.

Economic Income (25% of KPI). The primary objective of this goal was to fulfill the Company’s strategic objective to increase Economic Income per share (change in NAV per share plus dividends paid) through accretive capital allocation and effective investment management. For 2024, the range for Economic Income was as follows, with cap rates to be held constant compared to budget: “Threshold,” “Target,” and “Maximum” equated to Economic Income of 4%, 7%, and 10%, respectively. Economic Income for 2024 was 9.4%, with performance primarily driven by NOI increases within our stabilized portfolio and net proceeds from asset sales (both realized and pending). This resulted in a payout on this goal of 44.74% for each of the NEOs.

48	AIMCO

Capital Allocation (25% of KPI). The primary objective of this goal was to return capital to stockholders through targeted property sales. For 2024, the range for gross proceeds from property sales was as follows: Threshold,” “Target,” and “Maximum” equated to gross proceeds of $600 million, $700 million, and $800 million, respectively. In 2024, Aimco sourced $724M in capital from properties sold or under binding agreement to sell. During the fourth quarter, we sold The Hamilton, our recently completed redevelopment in Miami, and our partial ownership interest in the 3333 Biscayne Boulevard development site in Miami for a combined $204 million. These transactions generated approximately $90 million of net proceeds after retiring the associated asset level debt of approximately $110 million. We returned the approximately $90 million in net proceeds to stockholders in the form of a special dividend in the first quarter of 2025. Also, during the fourth quarter, we entered into a binding agreement to sell the Brickell Assemblage for $520 million.

Portfolio and Financial Management (20% of KPI). The primary objective of this goal was to fulfill the Company’s strategic objectives to achieve rent growth for its stabilized multifamily portfolio based on high levels of resident retention, through superior customer selection and satisfaction, coupled with disciplined innovation resulting in sustained cost control, to maximize NOI margins, and to maintain effective financial management. For 2024, the range for stabilized multifamily portfolio NOI was as follows: “Threshold” equated to achievement of five percent unfavorable to 2024 budgeted NOI; “Target” equated to achievement of 2024 budgeted NOI; and “Maximum” equated to five percent favorable to 2024 budgeted NOI. The range for Adjusted EBITDA was as follows: “Threshold” equated to achievement of ten percent unfavorable to 2024 budgeted Adjusted EBITDA; “Target” equated to achievement of 2024 budgeted Adjusted EBITDA; and “Maximum” equated to ten percent favorable to 2024 budgeted Adjusted EBITDA. Stabilized multifamily portfolio NOI and Adjusted EBITDA were approximately 1.73% and 1.59% above budget, respectively. This resulted in a payout on the Portfolio Management goal of 25.05% for each of the NEOs.

Development and Redevelopment Execution (20% of KPI). The primary objective of this goal was to fulfill the Company’s strategic objective of executing development, redevelopment, and lease-up projects pursuant to the Company’s 2024 budget and plan. Large and/or complex projects provided increased weighting toward the total goal weighting of 30%, while smaller scale projects provided lower weighting toward the total goal weighting. Achievement for each project was determined with reference to the 2024 budgeted investment and plan for the project, and was based on the extent to which the project work was completed on time and within budget, as well as, where applicable, the extent to which year-end occupancy and rental rates were consistent with the 2024 budget and plan. In 2024, We completed construction on three multifamily assets, including 933 residential units and more than 100,000 square feet of commercial space. Total direct costs for these projects are now expected to be approximately $10 million lower than our original projection. In addition, nearly 400 newly delivered homes were leased at rental rates that put these projects on track to deliver an average yield on cost of approximately 7% when fully stabilized. We commenced construction on one new development project located in Miami’s Edgewater neighborhood. Financing for the $240 million waterfront project is fully committed with Aimco having contributed the land and an incremental $5 million of equity to a newly formed, project-level venture.

At year end 2024, Aimco’s exposure to active construction was reduced by $340 million, or nearly 60%, as compared to year end 2023.This resulted in a payout on this goal of 15.90% for each of the NEOs.

Human Capital (10% of KPI). The primary objective of this goal was to fulfill Aimco’s strategic objective of fostering a healthy environment of respect and innovation, empowering our human capital to create value. In 2024, Aimco retained 100% of its officer team and reduced overall voluntary turnover by more than half year-over-year (from 6% voluntary turnover in 2023 to 3% in 2024). Every teammate is surveyed via a third-party,

2025 PROXY STATEMENT	49

confidential survey performed on an annual basis. The team engagement score consists of the average of the responses to the questions that comprise the engagement index, on a scale of 1 to 5, for all teammates who complete the survey during the year. Team engagement for 2024 was 4.69, based on a response rate of 100%. Aimco was recognized as a “Healthiest Employer” by the Denver Business Journal, the South Florida Business Journal, and Healthiest Employers of Greater Washington, D.C., as one of Fortune’s Best Places to Work in Real Estate, and as a “Great Place to Work..” This resulted in a payout on the Human Capital goal of 17.00% for each of the NEOs.

Due to Aimco’s overall achievement on each of its 2024 goals, Aimco’s overall KPI performance was 127.69%. Accordingly, each NEO was awarded 127.69% of the portion of his or her target STI attributable to KPI.

Various of the key financial indicators we use in managing our business and in evaluating our financial condition and operating performance are non-GAAP measures. A reconciliation of non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures is included in Appendix A to this Proxy Statement, entitled “Glossary and Reconciliations of Non-GAAP Financial and Operating Measures.”

Long-Term Incentive Compensation Awards for 2024. Under the 2024 LTI program for executive officers, two forms of LTI awards were granted to NEOs on January 31, 2024, as follows: (1) performance-based restricted stock, which was granted to Mr. Powell and Mses. Stanfield and Johnson, representing 100% of the 2024 LTI award for Mr. Powell and approximately two thirds of the respective 2024 LTI awards for Mses. Stanfield and Johnson, which vests as set forth below; and (2) time-based restricted stock, which was granted to Mses. Stanfield and Johnson, representing one-third of their respective 2024 LTI awards, with one-third of the awards vesting on each anniversary of the grant date subject to continued employment on the applicable vesting date. Aimco refers to the performance-based restricted stock as “performance-based LTI awards” because the amount of restricted stock that vests, if any, is determined based on Aimco’s relative TSR performance during a forward looking, three-year performance period, as described in detail below.

50	AIMCO

The Committee typically grants LTI awards at the time of its final compensation determination, generally in late January or early February.

2024 CEO LTI EQUITY MIX	2024 OTHER NEOs LTI EQUITY MIX

The amount of performance-based LTI awards granted in 2024 that may vest are determined in accordance with the following TSR performance metrics:

Metric and Performance Level(1) (relative performance stated as basis points above or below index performance or percentile rank)(2)

	Threshold 50%	Target 100%	Maximum 200%

Relative to Russell 2000 Value Index (1/3 Weighting)	-350 bps	+50 bps	+500 bps

Relative to FTSE Nareit Equity Apartments Index (1/3 Weighting)	-350 bps	+50 bps	+500 bps

Relative to Identified Peer Group (1/3 Weighting)(3)	30th Percentile	55th Percentile	80th Percentile

(1)	The relative metrics above reflect the metrics used for the awards made in 2024 for the three-year forward looking performance period ending on December 31, 2026.

(2)	If absolute TSR for the three-year forward looking performance period is negative, any portion of the LTI award achieved above target will not vest until absolute TSR is once again positive.

(3)

The identified peer group, developed by the Committee with the assistance of its independent executive compensation consultant, consisted of the following 13 real estate companies: Armada Hoffler Properties, Inc.; Centerspace; Clipper Realty, Inc.; Elme Communities; Five Point Holdings, LLC; Forestar Group, Inc.; Howard Hughes Corp.; Independence Realty Trust, Inc.; JBG SMITH Properties; Stratus Properties, Inc.; The St. Joe Company; Tejon Ranch Co.; and Veris Residential

Such metrics apply to the performance-based restricted stock granted to Mr. Powell and Mses. Stanfield and Johnson. The Committee set threshold performance to be earned at 50% of target; target performance to be earned at 100% of target; and maximum performance to be earned at 200% of target. Performance below threshold will result in no amount earned. If performance is between threshold and target or between target and maximum, the amount earned will be interpolated. Performance-based LTI awards vest 100% following the end of the three-year performance period (based on attainment of TSR targets), for a three-year plan from start to

2025 PROXY STATEMENT	51

finish, illustrated below, subject to the grantee’s continued service to Aimco, and subject to a delay if absolute TSR for the three-year forward looking performance period is negative.

For the purpose of calculating the number of shares of performance-based restricted stock to be granted to Mr. Powell and Mses. Stanfield and Johnson, the dollar amount allocated to restricted stock was divided by $8.88 per share, which represents the per share value based on a Monte Carlo model calculated by a third party financial firm with particular expertise in the valuation of performance-based restricted stock. The share award agreements to which the performance-based restricted shares were granted do not provide for the payment of dividends, if any, until the shares are earned. Dividends, if any, accrue during the performance period.

For the purpose of calculating the number of shares of time-based restricted stock to be granted to Mses. Stanfield and Johnson, the dollar amount allocated to restricted stock was divided by $7.62, which the average closing trading price of Aimco’s Common Stock for the five-day trading period up to and including the date of the grant.

NEO Compensation for 2024

CEO Compensation. The Committee determined Mr. Powell’s STI for 2024 would be based entirely on Aimco’s performance against corporate goals, described above. The Committee calculated Mr. Powell’s STI by multiplying his STI target of $1,050,000 by 127.69%, which was the Committee’s payout determination having reviewed Aimco’s overall performance against corporate goals, as described in detail above. The Committee granted Mr. Powell’s LTI in the form of restricted stock on January 31, 2024, for the three-year performance period from January 1, 2024, through December 31, 2026; the LTI grant is entirely at risk, based on relative total stockholder returns over the performance period. Mr. Powell’s 2024 target compensation and incentive compensation is summarized as follows:

		Target Total Incentive Compensation		2024 Incentive Compensation
				STI	LTI

Target Total Compensation ($)	Paid Base ($)	STI ($)	LTI ($)	($)(1)	Time-Based Restricted Stock ($)	Performance- Based Equity- Restricted Stock ($)(2)

3,625,000	700,000	1,050,000	1,875,000	1,340,745	—	1,875,000

(1)	Amount shown reflects the amount of 2024 STI paid to Mr. Powell.

(2)

Amount shown reflects the value at grant, or “target” performance. The actual amount earned may range from 0% to 200% of this amount depending on performance results over the forward looking, three-year performance period ending December 31, 2026. The number of shares that are earned, if any, will vest 100% following the end of the three-year performance period, for a three-year vesting period.

52	AIMCO

Other NEO Compensation. For Mses. Stanfield and Johnson, an allocation of the target STI was made as follows: 50% of the target STI was calculated based on Aimco’s performance against KPI and 50% of the target STI was calculated based on each executive’s achievement of her individual MAP goals. As described above, Aimco’s KPI performance was 127.69%. Accordingly, each was awarded 127.69% of the portion of her STI attributable to KPI.

In determining the MAP achievement component of 2024 STI, Mr. Powell made the following recommendations to the Committee: Ms. Stanfield’s MAP objectives were achieved at 185% of target for her contributions to Aimco’s balance sheet and to finance, capital allocation, and tax; and Ms. Johnson’s MAP objectives were achieved at 173% of target for her leadership over legal matters, human capital, and risk management. The Committee reviewed and approved Mr. Powell’s recommendations with respect to Mses. Stanfield and Johnson. As described above, LTI for Mses. Stanfield and Johnson was granted on January 31, 2024, in the form of restricted stock. One-third of the LTI target vests ratably over three years and is for the purpose of attracting and retaining key talent integral to the success of Aimco. Two-thirds of the LTI target is at risk, based on relative total stockholder returns for the three-year performance period from January 1, 2024, through December 31, 2026. Target compensation and incentive compensation for 2024 for Mses. Stanfield and Johnson is summarized as follows:

			Target Total Incentive Compensation		2024 Incentive Compensation
					STI	LTI

	Target Total Compensation ($)	Paid Base ($)	STI ($)	LTI ($)	($)(1)	Time-Based Restricted Stock ($)(2)	Performance- Based Restricted Stock ($)(3)

Ms. Stanfield	1,625,500	494,000	494,000	637,500	772,344	212,500	425,000

Ms. Johnson	1,286,450	442,000	375,700	468,750	564,846	156,250	312,500

(1)	Amounts shown reflect the 2024 STI paid to each of Mses. Stanfield and Johnson.

(2)	Comprises one-third of the LTI target, vesting ratably over three years, and is for the purpose of attracting and retaining key talent integral to the success of Aimco.

(3)

Amounts shown reflect the value at grant, or “target” performance. Actual amounts earned will be in a range of 0% to 200% of these amounts, depending on performance results for the three-year performance period from January 1, 2024, through December 31, 2026.

Determination Regarding 2022 Performance Share Awards. As part of the 2022 LTI program, the Company granted performance-share awards that might be earned based on relative TSR as compared to the Russell 2000 Value Index (one-third weighting), FTSE Nareit Equity Apartments Index (one-third weighting), and Aimco’s identified peer group (one-third weighting) over a three-year performance period ending on December 31, 2024, with awards vesting 100% following the end of the three-year performance period (based on attainment of TSR targets), subject to continued employment on the applicable vesting date, for a three-year plan from start to finish. On January 28, 2025, the Committee determined that Aimco’s three-year TSR was approximately 100 basis points lower than the Russell 2000 Value Index, approximately 2,000 basis points higher than the FTSE Nareit Equity Apartments Index, and at the 92nd percentile of the identified peer group for the three-year performance period ending on December 31, 2024, resulting in the number of shares for the performance-vesting awards being earned between target and maximum level of performance, or 160.42% of target, for each of the NEOs.

2025 PROXY STATEMENT	53

The chart below summarizes the results for the 2022 performance share awards, and provides performance as of December 31, 2024, for the “in progress” 2024 and 2023 and performance share awards.

Long Term Incentive Plan Award Status as of December 31, 2024

Three-Year Performance Period	2022	2023	2024	2025	2026	Status

2024 – 2026			33% Completed			Tracking at 74%, between Threshold and Target

2023 – 2025		67% Completed				Tracking at 38%, below Threshold

2022 – 2024	100% Completed					Payout Achieved at 160%, between Target and Maximum

OTHER COMPENSATION

From time to time, Aimco determines to provide executive officers with additional compensation in the form of discretionary cash or equity awards. Aimco did not provide any such awards to the NEOs in 2024.

POST-EMPLOYMENT COMPENSATION AND EMPLOYMENT AND SEVERANCE ARRANGEMENTS

401(k) Plan

Aimco provides a 401(k) plan that is offered to all Aimco teammates. Aimco matches 100% of participant contributions to the extent of the first 3% of the participant’s eligible compensation and 50% of participant contributions to the extent of the next 2% of the participant’s eligible compensation. For 2024, the maximum match by Aimco was $13,800, which was the amount that Aimco matched for each of Mr. Powell and Mses. Stanfield and Johnson’s 2024 401(k) contributions.

Other than the 401(k) plan, Aimco does not provide post-employment benefits. Aimco does not maintain a defined benefit pension plan, a supplemental executive retirement plan, or any other similar arrangements.

Executive Employment Arrangements

2021 Powell Employment Agreement. On October 27, 2021, Aimco Development Company, LLC, an affiliate of the Company and the employer entity for Aimco’s employees, entered into an employment agreement with Mr. Powell (the “2021 Employment Agreement”). The Committee evaluated the terms of the 2021 Employment Agreement in comparison to those of the CEOs of Aimco’s peers. The 2021 Employment Agreement is for an initial term expiring on December 31, 2022. The 2021 Employment Agreement provides that on December 31, 2022, and on each subsequent one-year anniversary thereafter, the agreement shall be renewed for an additional one-year term unless either party gives written notice of intent not to renew to the other party at least 60 days before the end of the then calendar year. On each of December 31, 2022, December 31, 2023, and December 31, 2024, the 2021 Employment Agreement was renewed for an additional one-year term.

The 2021 Employment Agreement provides that the Committee shall review and set Mr. Powell’s target total compensation on an annual basis in comparison to compensation paid to the Company’s peers, taking into consideration experience, performance, and other relevant factors.

Pursuant to the 2021 Employment Agreement, upon termination of Mr. Powell’s employment by Aimco Development Company, LLC without “Cause,” or by Mr. Powell for “Good Reason” (each as defined in the 2021 Employment Agreement), Mr. Powell is generally entitled to: (a) a lump sum cash payment equal to two times the sum of (i) his annual base salary for the calendar year of the date of termination, and (ii) his target annual

54	AIMCO

bonus for the calendar year of the date of termination; (b) any short-term incentive bonus earned but unpaid for a prior fiscal year (the “Prior Year STI”); (c) a pro-rata portion of the short-term incentive bonus he would have earned for the year in which the termination occurs, based on the actual achievement of the applicable performance targets (the “Pro Rata STI”); and (d) an amount equal to the monthly COBRA premium for health and welfare plan coverage for Mr. Powell and his coverage dependents in effect on the date of termination (the “monthly COBRA reimbursement”) multiplied by 24 months. The vesting and exercisability of any equity awards held by Mr. Powell on the date of termination would be determined in accordance with the applicable incentive plan and award agreement.

In the event of termination of Mr. Powell’s employment by Aimco without “Cause,” or by Mr. Powell for “Good Reason,” in either case, within the period commencing six months prior to and ending 24 months following a “Change in Control” (as defined in the 2021 Employment Agreement), then in lieu of the severance benefits described above, Mr. Powell will be entitled to: (a) a lump sum cash payment equal to three times the sum of (i) his annual base salary for the calendar year of the date of termination, and (ii) his target annual bonus for the calendar year of the date of termination; (b) the Prior Year STI; (c) the Pro Rata STI; (d) the monthly COBRA reimbursement multiplied by 36 months; and (e) 100% accelerated vesting of any unvested equity awards then held by Mr. Powell.

The 2021 Employment Agreement provides that if Mr. Powell’s employment is terminated by reason of his death or disability, then Mr. Powell will be eligible to receive the Prior Year STI and the Pro Rata STI. The vesting and exercise of any equity awards held by Mr. Powell at the time of his death or disability would be determined in accordance with the applicable incentive plan and award agreement.

In the event that any payment or benefit payable to Mr. Powell under the 2021 Employment Agreement would result in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Internal Revenue Code, then such payments and benefits will either be made and/or provided in full or will be reduced such that the excise tax under Section 280G is not applicable, whichever is least economically disadvantageous to Mr. Powell. The 2021 Employment Agreement does not provide for any excise tax or other tax “gross-up” payment.

All severance payments and benefits under the 2021 Employment Agreement are subject to applicable withholding obligations, Mr. Powell’s execution and non-revocation of a release of claims, and compliance with certain non-competition, non-disclosure, and non-solicitation covenants.

Neither Ms. Stanfield nor Ms. Johnson has an employment agreement with the Company.

Executive Severance Arrangements

Aimco has an executive severance policy that provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. It has been Aimco’s longstanding practice not to provide excessive severance arrangements.

2025 PROXY STATEMENT	55

Executive Severance Policy. On February 22, 2018, the Committee adopted the Apartment Investment and Management Company Executive Severance Policy (the “Executive Severance Policy”). The Executive Severance Policy superseded and replaced any employment agreement or other plan, policy or practice involving the payment of severance benefits to participants under the Executive Severance Policy. On April 28, 2021, the Committee amended the Executive Severance Policy in accordance with recommendations provided by the Committee’s compensation consultant to bring the policy in line with market. On October 27, 2021, the Committee amended the Executive Severance Policy to remove severance provisions for the Chief Executive Officer in connection with the Committee’s approval of an employment agreement for Mr. Powell that includes severance provisions that are consistent with the severance to which he may otherwise become entitled under the Executive Severance Policy. The Company’s Executive Vice Presidents, as determined on the records of the Company and any other entities through which the operations of the Company are conducted, are eligible to participate in the Executive Severance Policy. Each of Mses. Stanfield and Johnson are participants under the Executive Severance Policy.

The Executive Severance Policy provides that if the Company terminates a participant’s employment without “Cause,” or if the participant terminates his or her employment for “Good Reason” (each as defined in the Executive Severance Policy), then the participant will be eligible to receive the following benefits:

•	a lump sum payment equal to the sum of (i) the annual base salary for the calendar year of the date of termination, and (ii) the target annual bonus for the calendar year of the date of termination;

•

a pro-rata portion of the short-term incentive bonus the participant would have earned for the year in which the termination occurs, based on the actual achievement of the applicable performance targets; and

•	with respect to each participant, an amount equal to their monthly COBRA premium reimbursement, multiplied by 18 months.

The vesting and exercise of any equity awards held by a participant on the date of termination will be determined in accordance with the applicable incentive plan and award agreement.

Pursuant to the terms of the Executive Severance Policy, if the Company terminates a participant’s employment without Cause, or if the participant terminates his or her employment for Good Reason, in either case, within the period commencing six months prior to and ending 24 months following a “Change in Control” (as defined in the Executive Severance Policy), then in lieu of the severance benefits described above the participant will be eligible to receive the following benefits:

•

a lump sum payment equal to two times the sum of (i) the annual base salary for the calendar year of the date of termination, and (ii) the target annual bonus for the calendar year of the date of termination;

•

a pro-rata portion of the short-term incentive bonus the participant would have earned for the year in which the termination occurs, based on the actual achievement of the applicable performance targets;

•	with respect to each participant, the monthly COBRA premium reimbursement multiplied by 24 months; and

•	100% accelerated vesting of any unvested equity awards then-held by the participant.

The Executive Severance Policy provides that if the employment of the participant is terminated by reason of the participant’s death or disability, then the participant will be eligible to receive a pro-rated bonus for the year of termination. In addition, the vesting and exercise of any equity awards held by the participant at the time of his or her death or disability will be determined in accordance with the applicable incentive plan and award agreement.

56	AIMCO

In the event that any payment or benefit payable to a participant under the Executive Severance Policy would result in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Internal Revenue Code, then such payments and benefits will either be made and/or provided in full or will be reduced such that the excise tax under Section 280G is not applicable, whichever is least economically disadvantageous to the participant. The Executive Severance Policy does not provide for any excise tax or other tax “gross-up” payment.

All severance payments and benefits under the Executive Severance Policy are subject to applicable withholding obligations, the participant’s execution and non-revocation of a release of claims, and compliance with certain non-competition, non-disclosure and non-solicitation covenants set forth in a restrictive covenant agreement that is appropriate for the participant’s position.

The Executive Severance Policy will remain in effect, subject to amendment, until terminated by the Board. The Board may terminate or amend the Executive Severance Policy at any time, so long as at least 90 days’ prior notice is provided to any participant if the termination or amendment of the Executive Severance Policy would materially or adversely affect the rights of the participant.

Non-Competition and Non-Solicitation Agreements

Effective in connection with their promotions by Aimco for Mr. Powell and Mses. Stanfield and Johnson, Aimco entered into certain non-competition and non-solicitation agreements with each executive. Mr. Powell’s non-competition and non-solicitation agreement was replaced by his 2021 Employment Agreement. Pursuant to these agreements, each of these NEOs agreed that during the term of his or her employment with the Company and for a period of two years following the termination of his or her employment without “Cause” (as defined in the non-competition and non-solicitation agreement), except in circumstances where there was a change in control of the Company, he or she would not (i) be employed by a competitor of the Company described on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employment, or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further require that the NEOs protect Aimco’s trade secrets and confidential information. For Mr. Powell, the non-solicitation requirement survives a change in control of the Company. For Mses. Stanfield and Johnson, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, the executive will receive, for a period not to extend beyond the earlier of 24 months following such termination or the date of acceptance of employment with a non-competitor, (i) non-compete payments in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) conviction, plea of guilty, or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.

Equity Award Agreements

Double Trigger Vesting Upon Change in Control. The award agreements pursuant to which restricted stock, stock option, and/or LTIP Unit awards have been granted to Mr. Powell and Mses. Stanfield and Johnson, as applicable, provide that if (i) a change in control occurs and (ii) the executive’s employment with the Company is terminated either by the Company without “Cause” or by the executive for “Good Reason” (each as defined in the equity award agreement), in either case, within the period commencing six months prior to and ending

2025 PROXY STATEMENT	57

24 months following a change in control, then (a) for time-based restricted stock and/or LTIP Unit awards, all outstanding shares of restricted stock and LTIP Units shall become immediately and fully vested, and (b) for performance-based restricted stock, stock options, and/or LTIP Unit awards, all outstanding shares of restricted stock, stock options, and/or LTIP Units shall become immediately and fully vested based on the higher of actual or target performance through the truncated performance period ending on the date of the change in control, except with regard to 2024 performance-based awards, which shall become immediately and fully vested based on target performance, and all vested stock options will remain exercisable for the remainder of the term of the option.

Accelerated Vesting Upon Termination of Employment Due to Death or Disability. The award agreements pursuant to which restricted stock, stock option, and/or LTIP Unit awards have been granted to Mr. Powell and Mses. Stanfield and Johnson, as applicable, provide that upon a termination of employment due to death or disability, then (a) for time-based restricted stock and/or LTIP Unit awards, all outstanding shares of restricted stock and LTIP Units shall become immediately and fully vested, and (b) for performance-based restricted stock, stock option, and/or LTIP Unit awards, all outstanding shares of restricted stock, stock options, and/or LTIP Units shall become immediately and fully vested based on the higher of actual or target performance through the truncated performance period ending on the date of termination, and all vested stock options will remain exercisable for the remainder of the term of the option.

OTHER BENEFITS; PERQUISITE PHILOSOPHY

Aimco’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. Aimco does not provide executives with more than minimal perquisites, such as reserved parking places.

STOCK OWNERSHIP GUIDELINES AND REQUIRED HOLDING PERIODS AFTER VESTING

Aimco believes that it is in the best interest of Aimco’s stockholders for Aimco’s executive officers to own Aimco equity. Every year, the Committee and CEO review Aimco’s stock ownership guidelines, each executive officer’s holdings in light of the stock ownership guidelines, and each executive officer’s accumulated realized and unrealized restricted stock, stock option, and LTIP Unit gains. The Committee last updated the stock ownership guidelines in April 2022.

Equity ownership guidelines for all executive officers are determined as a multiple of the executive’s base salary. The Committee and management have established the following stock ownership guidelines for Aimco’s executive officers:

Officer Position	Ownership Target

Chief Executive Officer	5x base salary

Other Executive Vice Presidents	3x base salary

Any executive officer who has not satisfied the stock ownership guidelines must, until the stock ownership guidelines are satisfied, hold 50% of any restricted stock that vests, after deduction of restricted stock sold for payment of income taxes related to the vesting, and hold shares equal to 50% of (i) the value realized upon option exercises less (ii) related income taxes.

58	AIMCO

Each of Mr. Powell and Mses. Stanfield and Johnson exceeded the ownership targets established in Aimco’s stock ownership guidelines as of the date of this filing.
ROLE OF OUTSIDE CONSULTANTS
The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. The Committee engaged Willis Towers Watson to advise the Committee regarding Aimco’s 2024 executive compensation plan. Willis Towers Watson did not provide other services to Aimco. The Committee assessed the independence of Willis Towers Watson pursuant to SEC rules and concluded that Willis Towers Watson is independent.
In connection with the 2024 executive compensation plan, the Committee directed Willis Towers Watson to: (i) perform studies of competitive compensation practices; (ii) develop conclusions and recommendations regarding Aimco’s executive compensation plans for consideration by the Committee; (iii) identify an executive compensation peer group; (iv) perform a benchmarking analysis of the base salary, STI, and LTI of the NEOs relative to competitive practices; (v) advise the Committee regarding stock ownership guidelines for the NEOs; and (vi) perform an assessment of the risks contained in Aimco’s incentive compensation plans.
In July 2024, the Committee appointed Ferguson to serve as the Committee’s compensation consultant, replacing Willis Towers Watson. The Committee assessed the independence of Ferguson pursuant to SEC rules and concluded that Ferguson is independent.
BASE SALARY, INCENTIVE COMPENSATION, AND EQUITY GRANT PRACTICES
Base salary adjustments typically take effect on January 1. The Committee determines incentive compensation in late January or early February. STI is typically paid in February or March. LTI is granted on a date determined by the Committee, typically in late January or early February.
Aimco grants equity in three scenarios: in connection with its annual incentive compensation program as discussed above; in connection with certain new-hire
or promotion packages; and for purposes of retention.
With respect to LTI, the Committee sets the grant date for the restricted stock, stock option, and LTIP Unit grants. The Committee typically sets grant dates at the time of its final compensation determination, generally in late January or early February. The date of determination and date of award are not selected based on share price. In the case of new-hire
packages that include equity awards, grants are made on the executive’s start date or on a date designated in advance based on the passage of a specific number of days after the executive’s start date. For non-executive
officers, as provided for in the 2015 Plan, the Committee has delegated the authority to make equity awards, up to certain limits, to the Chief Financial Officer (Ms. Stanfield) and/or Corporate Secretary (Ms. Johnson). The Committee and Mses. Stanfield and Johnson time grants without regard to the share price or the timing of the release of material non-public
information and do not time grants for the purpose of affecting the value of executive compensation. In the event that material nonpublic information becomes known to the Committee or Mses. Stanfield and Johnson before granting an equity award, the Committee or Mses. Stanfield and Johnson will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety.
During fiscal year 2024, we did not grant stock options, stock appreciation rights, or similar option-like
instruments to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form
8-K
that discloses material nonpublic information.

2025 PROXY STATEMENT	59

2025 COMPENSATION TARGETS

Based on comparison to compensation paid to CEOs at Aimco’s peers, the Committee set Mr. Powell’s target total compensation (base compensation, STI and LTI) for 2025 at approximately $3.98 million, which approximated the peer median. The Committee set target total compensation (base compensation, STI and LTI) for 2025 for the other NEOs as follows: Ms. Stanfield — approximately $1.99 million; and Ms. Johnson — approximately $1.43 million. Aimco performance will determine the amounts paid for 2025 STI and the portion of LTI awards that vest, and such amounts may be less than, or in excess of, these target amounts. STI will continue to be paid in cash. The LTI was granted on January 28, 2025, and was in the form of time- and performance-vesting restricted stock.

ACCOUNTING TREATMENT AND TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Committee generally considers the accounting treatment and tax implications of the compensation awarded or paid to our executives. Grants of equity compensation awards under our long-term incentive program are accounted for under FASB ASC Topic 718. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to any publicly held corporation for compensation paid to certain executive officers that exceeds $1.0 million in any taxable year. The Company has awarded, and may continue to award, compensation as it considers appropriate that does not qualify for deductibility under Section 162(m).

Compensation and Human Resources Committee Report to Stockholders

The Compensation and Human Resources Committee held seven meetings during the year ended December 31, 2024. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based upon such review, the related discussions, and such other matters deemed relevant and appropriate by the Compensation and Human Resources Committee, the Compensation and Human Resources Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement to be delivered to stockholders.

Date: April 24, 2025

QUINCY L. ALLEN

PATRICIA L. GIBSON

SHERRY L. REXROAD (CHAIR)

KIRK A. SYKES

The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Aimco specifically incorporates the same by reference.

60	AIMCO

Summary Compensation Table

The table below summarizes the compensation for the years 2024, 2023 and 2022 attributable to each of the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Wes Powell —	2024	700,000	—		1,875,003	(5)	—	1,340,745	13,800	3,929,548

President and Chief Executive Officer	2023	625,000	—		2,500,003		—	935,638	13,200	4,073,841
	2022	550,000	—		550,003		550,002	1,196,516	12,200	2,858,721

H. Lynn C. Stanfield —	2024	494,000	75,000	(6)	632,214	(7)	—	772,344	13,800	1,987,358

Executive Vice President and Chief Financial Officer	2023	475,000	—		852,648		—	754,965	13,200	2,095,813
	2022	450,000	—		528,077		—	805,753	12,200	1,796,030

Jennifer Johnson —	2024	442,000	—		464,865	(8)	—	696,493	13,800	1,617,158

Executive Vice President, Chief Administrative Officer and General Counsel	2023	425,000	—		626,944		—	686,666	13,200	1,751,810
	2022	395,000	—		327,198		50,001	774,309	12,200	1,558,708

(1)

This column represents the aggregate grant date fair value of stock awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column for 2024, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in the 2024 Annual Report.

The amounts shown in this column for 2024 include the grant date fair value of the performance-based restricted stock awards granted in 2024 based on the probable outcome of the performance condition to which such awards are subject, which was calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718. Based on the foregoing, the grant date fair value is $8.88 per share for the performance-based restricted stock awards granted to each of Mr. Powell and Mses. Stanfield and Johnson, that are based on relative TSR performance.

(2)	This column represents the aggregate grant date fair value of the option awards in the year granted computed in accordance with FASB ASC Topic 718.

(3)

For Mr. Powell and Ms. Stanfield, the amount shown represents the STI bonus that was paid on February 28, 2025. For Ms. Johnson, the amount shown equals the sum of $564,846, representing the STI bonus that was paid on February 28, 2025, and $131,647, representing a payout in 2024 pursuant to prior year long-term cash grants.

(4)	Includes non-discretionary matching contributions under Aimco’s 401(k) plan.

(5)

Consists of a 2024 LTI award of 211,149 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2024, through December 31, 2026, with the number of shares earned, if any, vesting 100% following the end of the three-year performance period, subject to Mr. Powell’s continued employment on the applicable vesting date.

(6)

In connection with 2023 performance, Ms. Stanfield was provided a discretionary cash award for her efforts in negotiating and closing on the sale of a 20% non-controlling position in the Parkmerced mezzanine loan investment for $33.5 million plus $4 million in pre-paid interest on the remaining 80%, and the monetization of the associated interest rate swaption for $54 million. The discretionary cash award was paid on February 21, 2024.

(7)

Equity awards for Ms. Stanfield in 2024 include a 2024 LTI award consisting of the following: (i) 27,888 shares of time-based restricted stock, vesting one-third on each anniversary of the grant date; and (ii) 47,861 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2024, through December 31, 2026, with the number of shares earned, if any, vesting 100% following the end of the three-year performance period, in each case, subject to Ms. Stanfield’s continued employment on the applicable vesting date.

(8)

Equity awards for Ms. Johnson in 2024 include a 2024 LTI award consisting of the following: (i) 20,506 shares of time-based restricted stock, vesting one-third on each anniversary of the grant date; and (ii) 35,192 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2024, through December 31, 2026, with the number of shares earned, if any, vesting 100% following the end of the three-year performance period, in each case, subject to Ms. Johnson’s continued employment on the applicable vesting date.

2025 PROXY STATEMENT	61

Grants of Plan-Based Awards in 2024

The following table provides details regarding plan-based awards granted to the NEOs during the year ended December 31, 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All other Option Awards Number of Securities Underlying Options			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Threshold (#)	Target (#)	Maximum (#)

Wes Powell	1/31/2024	525,000	1,050,000	2,100,000
	1/31/2024				105,575	211,149	422,298						1,875,003

H. Lynn Stanfield	1/31/2024	247,000	494,000	988,000
	1/31/2024							27,888					207,208

	1/31/2024				23,931	47,861	95,722						425,006

Jennifer Johnson	1/31/2024	187,850	375,700	751,400
	1/31/2024							20,506					152,360

	1/31/2024				17,596	35,192	70,384						312,505

(1)

On January 31, 2024, the Committee made determinations of target total incentive compensation for 2024 based on achievement of Aimco’s five corporate goals for 2024, and, with respect to Mses. Stanfield and Johnson, achievement of specific individual objectives. The awards in this column indicate the 2024 STI portion of these target total incentive amounts — at threshold, target, and maximum performance levels. The actual 2024 STI awards earned by each of Mr. Powell and Mses. Stanfield and Johnson are as disclosed in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See the discussion above under “CD&A — Total Compensation for 2024 — Short-Term Incentive Compensation for 2024.”

(2)

The amounts in this column include the number of shares underlying performance-based restricted stock granted on January 31, 2024, pursuant to the executive’s 2024 LTI award that may be earned – at threshold, target and maximum performance levels – based on relative TSR (one-third of each award is based on the Company’s TSR relative to each of the Russell 2000 Value Index, the FTSE Nareit Equity Apartments Index, and Aimco’s identified peer group) over a three-year period from January 1, 2024, to December 31, 2026, with the number of shares earned, if any, vesting 100% on the later of the third anniversary of the grant date or the date on which performance is determined (but no later than March 15, 2027), subject to the applicable executive’s continued employment on the applicable vesting date.

(3)

The amounts in this column reflect the number of shares of time-based restricted stock granted pursuant to the 2024 LTI award, vesting one-third on each anniversary of the grant date, subject to the applicable executive’s continued employment on the applicable vesting date. The number of shares of restricted stock was determined based on the average of the closing trading prices of Aimco’s Common Stock on the NYSE on the five trading days up to and including the grant date, or $7.62.

(4)

This column represents the aggregate grant date fair value of equity awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in the 2024 Annual Report.

The amounts shown in this column include the grant date fair value of the performance-based restricted stock awards based on the probable outcome of the performance condition to which such awards are subject, which was calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718. Based on the foregoing, the grant date fair value is $8.88 per share for the performance-based restricted stock awards granted to each of Mr. Powell and Mses. Stanfield and Johnson that are based on relative TSR performance.

62	AIMCO

Outstanding Equity Awards at Fiscal Year-End 2024

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2024, for the NEOs. The table also shows unvested and unearned stock awards assuming a market value of $9.09 per share (the closing market price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2024).

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Wes Powell			312,877	(2)		6.96	2/2/2032			211,149(3)	1,919,344

	317,200	(4)	317,200	(4)		6.66	4/28/2031			161,291(5)	1,466,135

								120,535(6)	1,095,663

								89,929(7)	817,454

								371,901(8)	3,380,580

H. Lynn C. Stanfield										47,861(3)	435,056

										36,560(5)	332,330

								61,364(6)	557,779

								39,541(9)	84,222

								67,946(7)	617,629

								247,934(8)	2,253,720

								27,888(10)	253,502

								25,118(11)	228,323

								8,528(12)	77,520

								7,666(13)	69,684

Jennifer Johnson			28,445	(2)		6.96	2/2/2032			35,192(3)	319,895

										26,882(5)	244,357

								43,832(6)	398,433

								38,408(7)	349,129

								175,984(8)	1,599,695

								20,506(10)	186,400

								18,469(11)	167,883

								6,092(12)	55,376

								4,333(13)	39,387

(1)

Amounts reflect the number of shares subject to the award that have not vested multiplied by the market value of $9.09 per share, which was the closing market price of Aimco’s Common Stock on December 31, 2024

(2)

This option was granted on February 2, 2022. The amount shown in the table represents the portion of the award that was earned based on our relative TSR performance for the three-year performance period from January 1, 2022, through December 31, 2024, of which 100% vested on February 2, 2025.

2025 PROXY STATEMENT	63

(3)

This performance-based restricted stock award was granted on January 31, 2024, and, subject to relative TSR metrics set forth in the CD&A, vests 100% following the end of the three-year forward looking performance period, subject to the applicable executive’s continued employment on the applicable vesting date. The amount shown in the table is the award at target.

(4)

This option was granted on April 28, 2021. The amount shown in the table represents the portion of the award that was earned based on our relative TSR performance for the three-year performance period from January 1, 2021, through December 31, 2023, of which 50% vested on January 31, 2024, and the remaining 50% vested on January 27, 2025.

(5)

This performance-based restricted stock award was granted on February 1, 2023, and, subject to relative TSR metrics set forth in the CD&A, vests 100% following the end of the three-year forward looking performance period, subject to the applicable executive’s continued employment on the applicable vesting date. The amount shown in the table is the award at threshold.

(6)

This performance-based restricted stock award was granted on February 2, 2022. The amount shown in the table represents the portion of the award that was earned based on our relative TSR performance for the three-year performance period from January 1, 2022, through December 31, 2024, of which 100% vested on February 2, 2025.

(7)

This performance-based restricted stock award was granted on April 28, 2021. The amount shown in the table represents the portion of the award that was earned based on our relative TSR performance for the three-year performance period from January 1, 2021, through December 31, 2023, of which 50% vested on January 31, 2024, and the remaining 50% vested on January 27, 2025.

(8)

This restricted stock award was granted on April 15, 2021, and vests 50% at the end of four years from the date of grant and 50% at the end of five years from the date of grant, subject to the applicable executive’s continued employment on the applicable vesting date..

(9)

This performance-based LTIP Unit award was granted on February 2, 2022. The amount shown in the table represents the portion of the award that was earned based on our relative TSR performance for the three-year performance period from January 1, 2022, through December 31, 2024, of which 100% vested on February 2, 2025.

(10)

This restricted stock award was granted on January 31, 2024, and vests ratably over three years (one-third on each anniversary of the grant date), subject to the applicable executive’s continued employment on the applicable vesting date.

(11)

This restricted stock award was granted on February 1, 2023, and vests ratably over three years (one-third on each anniversary of the grant date), subject to the applicable executive’s continued employment on the applicable vesting date.

(12)	This restricted stock award was granted on February 2, 2022, and vested ratably over three years (one-third on each anniversary of the grant date).

(13)	This restricted stock award was granted on April 28, 2021, and vested 25% on each of January 27, 2022, January 27, 2023, January 27, 2024, and January 27, 2025.

Option Exercises and Stock Vested in 2024

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2024, for the persons named in the Summary Compensation Table above.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Wes Powell	—	—	93,270	693,765

H. Lynn Stanfield	—	—	98,996	740,519

Jennifer Johnson	—	—	58,068	434,409

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market price of the stock on the day the shares of restricted stock vested.

Potential Payments Upon Termination or Change in Control

The NEOs are entitled to certain severance payments and benefits upon a qualifying termination of employment and, in the case of a change in control, double trigger accelerated vesting of equity awards in the event of a

64	AIMCO

qualifying termination of employment that occurs within a period commencing six months prior to and ending 24 months following a change in control. The terms of these arrangements are described under “CD&A — Post-Employment Compensation and Employment and Severance Arrangements — Executive Employment Arrangements, Executive Severance Arrangements, and Equity Award Agreements” above.

In the table that follows, potential payments and other benefits payable upon termination of employment and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2024. In setting out such payments and benefits, amounts that had already been earned as of the termination date, including 2024 STI, which would have been earned as of the termination date but not yet paid, are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts that could be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEOs’ separation from Aimco. The following table summarizes the potential payments under various scenarios if they had occurred on December 31, 2024.

	Value of Accelerated Stock and Stock Options ($)(1)					Severance ($)

Name	Change in Control Only	Double Trigger Change in Control	Death or Disability	Termination Without Cause	Termination For Good Reason	Death	Disability	Termination Without Cause		Termination For Good Reason		Termination Without Cause or For Good Reason in Connection with a Change in Control		Non- Compete Payments ($)(2)

Wes Powell	—	11,582,526	11,582,526	—	—	—	—	3,556,223	(3)	3,556,223	(3)	5,334,334	(4)	—

H. Lynn C. Stanfield	—	5,242,105	5,242,105	—	—	—	—	1,023,429	(5)	1,023,429	(5)	2,023,239	(6)	658,667

Jennifer Johnson	—	3,665,500	3,665,500	—	—	—	—	874,206	(5)	874,206	(5)	1,710,741	(6)	589,333

(1)

Amounts reflect value of accelerated restricted stock, stock options, and LTIP Units using the closing market price on December 31, 2024, of $9.09 per share, excluding accrued dividends, and in the case of performance-vesting awards, reflect acceleration as of December 31, 2024, in accordance with the applicable award agreements.

(2)

Amounts assume a termination without “Cause” (as defined in the non-competition agreement), the agreements were enforced by the Company, and that non-compete payments in an aggregate amount equal to two-thirds of the executive’s monthly base salary would be payable for 24 months following the executive’s termination of employment by the Company without cause.

(3)

Amount consists of (i) a lump sum cash payment equal to two times the sum of base salary and target STI, and (ii) the monthly COBRA premium for health and welfare coverage for the executive and his dependents multiplied by 24 months, as payable pursuant to the 2021 Employment Agreement.

(4)

Amount consists of (i) a lump sum cash payment equal to three times the sum of base salary and target STI, and (ii) the monthly COBRA premium for health and welfare coverage for the executive and his dependents multiplied by 36 months, as payable pursuant to the 2021 Employment Agreement.

(5)

Amount consists of (i) a lump sum cash payment equal to the sum of base salary and target STI, and (ii) the monthly COBRA premium for health and welfare coverage for the executive and her dependents multiplied by 18 months, as payable pursuant to the Executive Severance Policy.

(6)

Amount consists of (i) a lump sum cash payment equal to two times the sum of base salary and target STI, and (ii) the monthly COBRA premium for health and welfare coverage for the executive and her dependents multiplied by 24 months, as payable pursuant to the Executive Severance Policy.

Chief Executive Officer Compensation and Employee Compensation

We believe that executive pay should be internally consistent and equitable to motivate our teammates to create stockholder value. In August 2015, pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer. The disclosure is required for fiscal years beginning on or after January 1, 2017. As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of Wes Powell, our

2025 PROXY STATEMENT	65

Chief Executive Officer (our “CEO”) to the annual total compensation of our median employee. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

The annual total compensation for 2024, our last completed fiscal year, for Mr. Powell, our CEO, was $3,929,548 as reported in the “Summary Compensation Table” included in this Proxy Statement. Our median employee’s total compensation for 2024 was $254,355. As a result, we estimate that Mr. Powell’s 2024 total compensation was approximately 16 times that of our median employee.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining 2024 total compensation, consisting of base salary, annual bonus amounts, stock-based compensation (based on the grant date fair value of awards granted during 2024) and other incentive payments for all individuals who were employed by Aimco on December 31, 2024, other than our CEO. Our measuring date of December 31 remained the same as last year. We included all active employees and annualized the compensation for any employees who were not employed by Aimco for the full 2024 calendar year. As of such date, our employee population consisted of approximately 58 individuals. After identifying the median employee based on 2024 total compensation, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the “Total” column in the “Summary Compensation Table” included in this Proxy Statement.

66	AIMCO

Pay Versus Performance

As required by Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between executive compensation and our financial performance for the fiscal years listed below. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The term “compensation actually paid” in this Pay versus Performance section refers to Compensation Actually Paid calculated in accordance with Item 402(v) of Regulation
S-K
and does not reflect compensation actually earned, realized, or received by the NEOs. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the fiscal years listed below. Note that compensation for our NEOs other than our principal executive officers (“PEOs”) is reported as an average.

							Value of Initial Fixed $100 Investment Based on:

Year	Summary Compensation Table Total for PEO (Wes Powell) ($) (1)(2)	Compensation Actually Paid to PEO (Wes Powell) ($) (3)(4)	Summary Compensation Table Total for PEO (Terry Considine) ($) (1)(2)	Compensation Actually Paid to PEO (Terry Considine) ($) (3)(4)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)(4)	Total Shareholder Return ($) (5)	Peer Group Total Shareholder Return ($) (5)	Net Income ($M)	Net Operating Income Growth (%)

2024	$3,929,548	$5,349,450	N/A	N/A	$1,802,258	$2,543,095	$152	$120	($96)	4.5%

2023	$4,073,841	$4,504,198	N/A	N/A	$1,923,812	$2,332,191	$144	$100	($157)	9.3%

2022	$2,858,721	$2,289,229	N/A	N/A	$1,677,369	$1,442,471	$119	$94	$92	14.2%

2021	$5,445,198	$7,581,973	N/A	N/A	$2,985,094	$3,467,622	$129	$139	($5)	4.1%

2020	$1,759,704	$1,065,897	$6,802,856	($7,081,374)	$1,772,355	$700,918	$88	$85	($6)	(1.8%)

(1)	For each fiscal year, our PEOs and non-PEO NEOs (“other NEOs”) consisted of the individuals indicated in the table below:

	2020	2021	2022	2023	2024

PEO	Wes Powell	Wes Powell	Wes Powell	Wes Powell	Wes Powell

PEO	Terry Considine	N/A	N/A	N/A	N/A

Other NEOs	Lynn Stanfield	Lynn Stanfield	Lynn Stanfield	Lynn Stanfield	Lynn Stanfield

Other NEOs	Jennifer Johnson	Jennifer Johnson	Jennifer Johnson	Jennifer Johnson	Jennifer Johnson

Other NEOs	Paul Beldin	N/A	N/A	N/A	N/A

Other NEOs	Lisa Cohn	N/A	N/A	N/A	N/A

Other NEOs	Keith Kimmel	N/A	N/A	N/A	N/A

(2)
The values shown in this column reflect the “Total” compensation set forth in the Summary Compensation Table in this Proxy Statement or the applicable historical proxy statement. Please refer to the footnotes of the applicable Summary Compensation Table for further detail regarding the amounts set forth in this column.

2025 PROXY STATEMENT	67

(3)
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year (“FY”), as adjusted for the last completed fiscal year as follows:

	2024

	Wes Powell	Average Other NEOs

Summary Compensation Table Total	$3,929,548	$1,802,258

Deduction for amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for applicable FY	($1,875,003)	($548,540)

Change in fair value of awards granted during applicable FY that remain outstanding and unvested as of applicable FY end, determined as of applicable FY end	$2,507,042	$713,009

Change in fair value of awards granted during any prior FY that were outstanding and unvested as of applicable FY end, determined based on change in fair value from prior FY end to applicable FY end	$788,999	$559,993

Change in fair value of awards granted during any prior FY that vested during applicable FY, determined based on change in fair value from prior FY end to vesting date	($1,136)	$16,376

Increase based on dividends or other earnings paid during applicable FY prior to vesting date	$0	$0

Total Adjustments (a)	$1,419,902	$740,837

Compensation Actually Paid Total	$5,349,450	$2,543,095

(a)
The NEOs have not been provided with opportunities to participate in defined benefit and actuarial pension plans sponsored by us in any applicable years. In addition, no applicable NEO awards that were granted in a given fiscal year vested in such fiscal year or were forfeited. Therefore, no adjustments were needed for such items.

(4)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely time-vested restricted stock and LTIP Unit awards, the closing price per share on the applicable year-end
date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); and (ii) for market-based performance restricted stock, stock option, and LTIP Unit awards, the probable outcome of the performance condition to which such awards are subject calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718 as of the applicable year-end
date(s). For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in the 2024 Annual Report and in the Annual Report on Form
10-K
for prior fiscal years.

(5)
For the relevant fiscal year, represents the cumulative TSR of Aimco and of the FTSE NAREIT Equity Apartments Index (the “Peer Group TSR”) based on an initial fixed $100 invested as of December 31, 2019, through the end of the listed fiscal year in our Common Stock and in the FTSE NAREIT Equity Apartments Index, respectively. The FTSE NAREIT Equity Apartments Index is a published industry index that we also use in the stock performance graph required by Item 201(e) of Regulation
S-K
included in the 2024 Annual Report. Historical Common Stock performance is not necessarily indicative of future Common Stock performance.

68	AIMCO

Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEOs and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our NOI growth, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023, and 2024.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Return
Indexed Total Shareholder Return
Compensation Actually Paid ($mm)
$160
$140
$120
$100
$80
$60
$40
$20
$0
$10
$8
$6
$4
$2
$0
-$2
-$4
-$6
-$8
2020
2021
2022
2023
2024
CAP - Considine
CAP - Powell
CAP - Other NEOs
Company TSR
Peer TSR

Compensation Actually Paid versus Net Income
Net Income ($mm)
Compensation Actually Paid ($mm)
$150
$100
$50
$0
-$50
-$100
-$150
-$200
$10
$8
$6
$4
$2
$0
-$2
-$4
-$6
-$8
2020
2021
2022
2023
2024
CAP - Considine
CAP - Powell
CAP - Other NEOs
Net Income

2025 PROXY STATEMENT	69

Compensation Actually Paid versus Net Operating Income Growth
16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
-2.0%
-4.0%
Net Operating Income Growth
$10
$8
$6
$4
$2
$0
-$2
-$4
-$6
-$8
Compensation Actually Paid ($mm)
2020
2021
2022
2023
2024
CAP - Considine
CAP - Powell
CAP - Other NEOs
Net Operating Income Growth

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024:

•	Net Operating Income Growth;

•	Absolute TSR; and

•	Relative TSR.
For additional details regarding our most important financial performance measures, please refer to the “Compensation Discussion and Analysis” in this Proxy Statement.

70	AIMCO

Securities Authorized for Issuance Under equity compensation plans

Information on equity compensation plans as of the end of the 2024 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Subject to Outstanding Unexercised Grants)

Equity compensation plans approved by security holders	4,653,908	$6.26	18,247,141

Equity compensation plans not approved by security holders	—	—	—

(1)

The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding time-based restricted stock, performance-based restricted stock, or LTIP awards, because such awards do not have an exercise price.

2025 PROXY STATEMENT	71

Certain Relationships and Related Transactions

POLICIES AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION OF RELATED PERSON TRANSACTIONS

Aimco recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Aimco’s decisions are based on considerations other than the best interests of Aimco and its stockholders. Nevertheless, Aimco recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Aimco and its stockholders. The Nominating, Environmental, Social, and Governance Committee, pursuant to a written policy approved by the Board, has oversight for related person transactions. The Nominating, Environmental, Social, and Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Aimco (or any Aimco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than an interest arising solely as a result of being a director of another corporation or organization that is a party to the transaction or a less than ten percent beneficial owner of another entity that is a party to the transaction). The Nominating, Environmental, Social, and Governance Committee has also given its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits.

RELATED PERSON TRANSACTIONS

In November 2019, Aimco confirmed an arrangement with Richard M. Powell, of R.M. Powell & Co., a contractor for Aimco since 1997 and father of Mr. Wes Powell, Director, President and CEO. Depending on the success of potential transactions identified by Mr. Richard Powell, he may earn fees in amounts in excess of $120,000. Pursuant to the Company’s related party transactions policy, the Nominating, Environmental, Social, and Governance Committee reviewed and approved the arrangement with Mr. Richard Powell, subject to the Committee’s subsequent review and approval of any specific transaction in which R.M. Powell & Co. provides services.

72	AIMCO

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of April 18, 2025, with respect to Aimco’s equity securities beneficially owned by (i) each director, director nominee, and the NEOs, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of April 18, 2025, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and NEOs is 4582 South Ulster Street, Suite 1450, Denver, Colorado 80237. None of the securities reflected in this table held by the directors or NEOs are the subject of any hedging or pledging transaction.

Name and Address of Beneficial Owner	Number of shares of Common Stock(1)		Percentage of Common Stock Outstanding(2)	Number of Partnership Units(3)	Percentage Ownership of the Company(4)

Directors and Named Executive Officers:

Wes Powell	3,031,267	(5)	2.12%	—	2.02%

H. Lynn C. Stanfield	862,219		0.61%	57,399	0.62%

Jennifer Johnson	598,989	(6)	*	—	*

Quincy L. Allen	105,597		*	—	*

Patricia L. Gibson	153,134		*	—	*

Jay Paul Leupp	157,292	(7)	*	—	*

Sherry L. Rexroad	75,900		*	—	*

Deborah Smith	300,840	(8)	*	—	*

R. Dary Stone	143,868		*	—	*

James P. Sullivan	67,264		*	—	*

Kirk A. Sykes	107,312		*	—	*

All directors and executive officers as a group (11 persons)	5,603,682	(9)	3.92%	57,399	3.72%

5% or Greater Holders:

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	19,689,715	(10)	13.89%	—	13.19%

T. Rowe Price Associates, Inc. 100 East Pratt St. Baltimore, Maryland 21202	17,643,933	(11)	12.45%	—	11.82%

BlackRock, Inc. 50 Hudson Yards New York, New York 10001	15,132,835	(12)	10.68%	—	10.14%

*	Less than 0.5%

(1)	Excludes shares of Common Stock issuable upon redemption of common OP Units or equivalents.

(2)

Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding as of April 18, 2025. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)

Through wholly owned subsidiaries, Aimco acts as general partner of the Aimco Operating Partnership. As of April 18, 2025, Aimco held approximately 95.0% of the common partnership interests in the Aimco Operating Partnership. Interests in the Aimco Operating

2025 PROXY STATEMENT	73

Partnership that are held by limited partners other than Aimco are referred to as “OP Units.” Generally, after a holding period of 12 months, common OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each common OP Unit (subject to adjustment). If Aimco acquired all common OP Units for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter), these shares of Common Stock would constitute approximately 5.0% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer.

(4)

Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 7,543,624 OP Units outstanding as of April 18, 2025, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, and Aimco’s ownership limit). See note (3) above. Excludes partnership preferred units issued by the Aimco Operating Partnership and Aimco preferred securities.

(5)	Includes 1,014,939 shares subject to options that are exercisable within 60 days.

(6)	Includes 30,476 shares subject to options that are exercisable within 60 days.

(7)

Includes 2,000 shares held directly by Mr. Leupp, 155,279 shares held by a trust for the benefit of Mr. Leupp’s children, of which Mr. Leupp and his spouse are trustees, and 13 shares held by Terra Firma Asset Management, LLC, of which Mr. Leupp is a 65% managing member.

(8)	Includes 182,488 shares subject to options that are exercisable within 60 days.

(9)	Includes 1,227,903 shares subject to options that are exercisable within 60 days.

(10)

Beneficial ownership information is based on information contained in an Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group. According to the schedule, The Vanguard Group has sole dispositive power with respect to 19,316,523 of the shares, shared voting power with respect to 214,492 of the shares, and shared dispositive power with respect to 373,192 of the shares.

(11)

Beneficial ownership information is based on information contained in an Amendment No. 4 to Schedule 13G filed with the SEC on November 14, 2024, by T. Rowe Price Associates, Inc. on behalf of itself and affiliated entities. According to the schedule, T. Rowe Price Associates, Inc. has sole voting power with respect to 17,585,140 of the shares and sole dispositive power with respect to all 17,643,933 shares.

(12)

Beneficial ownership information is based on information contained in an Amendment No. 5 to Schedule 13G filed with the SEC on January 24, 2024, by BlackRock, Inc. According to the schedule, BlackRock, Inc. has sole voting power with respect to 14,619,883 of the shares and sole dispositive power with respect to all 15,132,835 shares.

74	AIMCO

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting to be held on June 10, 2025 at 9:30 a.m. Mountain Daylight Time at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1450, Denver, CO 80237. The proxy materials include detailed information about the matters that will be discussed and voted on at the Annual Meeting and furnish you with the information you need in order to vote, whether or not you attend the Annual Meeting in person.

Can I access the proxy materials on the Internet?

Yes. The Company’s Proxy Statement and the 2024 Annual Report are available free of charge at www.edocumentview.com/AIV. You may also obtain these materials on the SEC website at www.sec.gov.

Who can vote at the annual meeting?

To be entitled to vote, you must have been a stockholder of record at the close of business on April 22, 2025, the record date for our annual meeting. As of the record date, there were 141,716,931 shares of our common stock outstanding and entitled to vote at the annual meeting.

How many votes do I have?

Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the annual meeting.

How do I vote?

Aimco encourages stockholders to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card in advance of the Annual Meeting, even if you plan to attend the Annual Meeting.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares?

Without your voting instructions, your broker, bank, trustee or other nominee may only vote your shares on proposals considered to be routine matters. The only routine matter being considered at the Annual Meeting is Proposal 2 (relating to the ratification of the independent registered public accounting firm). All other proposals and any other business that may properly come before the meeting or any adjournment thereof (other than Proposal 2) are considered non-routine matters. For non-routine matters, if you hold your shares in street name, your shares will not be voted without your specific voting instructions. We encourage you to instruct your broker, bank, trustee or other nominee to vote your shares by following the instructions on the enclosed proxy card.

2025 PROXY STATEMENT	75

Can I change my vote?

Submitting another properly completed proxy card with a later date will have the effect of revoking any prior proxy that you have submitted, and changing your vote.

How many shares must be represented to have a quorum and hold the annual meeting?

A majority of our shares of common stock outstanding at the record date must be present or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, or by completing and submitting a proxy by mail or that are represented at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in street name by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote those shares. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

The presence at the Annual Meeting, online or by proxy, of holders representing a majority of our outstanding common stock as of the record date, April 22, 2025, or approximately 70,858,467 shares out of 141,716,931 shares outstanding, constitutes a quorum at the meeting and permits us to conduct the business of the meeting.

What vote is necessary to approve each matter to be voted on at the Annual Meeting?

Proposal	Voting Options	Vote Required for Approval	Abstentions	Broker Non-Votes	Broker Discretionary Vote Permitted	Board’s Voting Recommendation

1. Election of Directors	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of a majority of the total votes cast for and against each director nominee.	NOT COUNTED	NOT COUNTED	NO	FOR the election of each of the Board of Director’s director nominees

2. Ratify the appointment of Grant Thornton LLP as Aimco’s independent registered public accounting firm for the fiscal year ending December 31, 2025	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of a majority of votes cast on this Proposal.	NOT COUNTED	NOT COUNTED	YES	FOR

3. Conduct an advisory vote to approve executive compensation	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of a majority of votes cast on this Proposal.	NOT COUNTED	NOT COUNTED	NO	FOR

4. Transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of a majority of votes cast on this Proposal.	NOT COUNTED	NOT COUNTED	NO	FOR

76	AIMCO

Are there other matters to be voted on at the Annual Meeting?

We do not know of any matters that may come before the Annual Meeting other than the proposals listed above. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Where can I find the voting results?

We plan to announce preliminary voting results at the Annual Meeting and will report final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the end of our Annual Meeting.

Whom should I contact if I have any additional questions?

If you hold your shares directly, please contact us at Apartment Investment and Management Company, 4582 South Ulster Street, Suite 1450, Denver, CO 80237, Attn: Investor Relations, telephone: (303) 793-4661, e-mail: Investor@aimco.com.

If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your bank, brokerage firm or other nominee directly.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports to stockholders, which allows us to send a single set of any annual report and/or proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Apartment Investment and Management Company, 4582 South Ulster Street, Suite 1450, Denver, CO 80237, Attn: Corporate Secretary, Office of the General Counsel. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address.

2025 PROXY STATEMENT	77

OTHER MATTERS

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2026 must be received by Aimco, marked to the attention of the Corporate Secretary, no later than December 30, 2025, to be included in Aimco’s proxy statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Nominations for directors pursuant to “proxy access” provided for in the Company’s bylaws must adhere to the terms of the bylaws and will be considered untimely if received by the Company before November 30, 2025, or after December 30, 2025. Proposals of stockholders or director nominations submitted to Aimco for consideration at Aimco’s annual meeting of stockholders to be held in 2026 outside the processes of Rule 14a-8 or “proxy access” (i.e., the procedures for placing a stockholder’s proposal or director nominee in Aimco’s proxy materials) will be considered untimely if received by the Company before February 10, 2026, or after March 12, 2026. However, as provided in Aimco’s Bylaws, different deadlines would apply if the 2026 annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary of Aimco’s 2025 annual meeting; in that event, in order to be timely, written notice must be received by the Office of the Corporate Secretary no earlier than the close of business on the 90th day prior to the 2026 annual meeting and no later than the close of business on the later of the 60th day prior to Aimco’s 2026 annual meeting and the 10th day following the date on which public disclosure of the date of such meeting is first made by the Company. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than April 11, 2026.

OTHER BUSINESS

Aimco knows of no other business that will come before the Annual Meeting for action. As to any other business that comes before the Annual Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

This Proxy Statement is dated April 25, 2025. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS

78	AIMCO

APPENDIX A

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Proxy Statement includes certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.

These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (“adjusted EBITDA”):

EBITDAre, Adjusted EBITDAre, and Adjusted EBITDA

(in thousands) (unaudited)

Twelve Months Ended December 31, 2024

Net Income (loss)	$(96,000)

Adjustments:

Interest expense	70,057

Income tax (benefit) expense	(11,071)

Gains on dispositions of real estate	(10,600)

Unrealized (gains) losses from investment in unconsolidated partnerships	2,597

Depreciation and amortization	86,359

Adjustment related to EBITDAre of unconsolidated partnerships	872

EBITDAre	$42,214

Net (Income) loss attributable to redeemable noncontrolling Interests consolidated real estate partnerships	(13,958)

Net (Income) loss attributable to noncontrolling interests consolidated real estate partnerships	1,849

EBITDAre adjustments attributable to noncontrolling interests	(4,254)

Mezzanine investment (income) loss, net	2,432

Realized and unrealized (gains) losses on interest rate contracts	(1,752)

Unrealized (gains) losses on a passive equity investment	48,615

Adjusted EBITDAre	$75,146

Separation and other adjustments	1,933

Adjusted EBITDA	$77,079

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

2025 PROXY STATEMENT	A-1

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Proxy Statement to Aimco’s consolidated GAAP amounts are provided below. Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate.

Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements.

Segment NOI Reconciliation	Twelve Months Ended (in thousands)

	December 31, 2024		December 31, 2023

Total Real Estate Operations	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$208,679	$90,984	$186,995	$73,712

Adjustment: Stabilized Operating utilities reimbursement	(6,506)	(6,506)	(5,706)	(5,706)

Adjustment: Other Real Estate	(6,690)	(7,712)	(2,691)	(4,710)

Adjustment: Non-stabilized and other amounts not allocated[2]	(55,384)	(35,676)	(44,520)	(23,941)

Total Stabilized Operating	$140,099	$41,089	$134,078	$39,356

Segment NOI Reconciliation	Twelve Months Ended (in thousands)

	December 31, 2023		December 31, 2022

Total Real Estate Operations	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$186,995	$73,712	$190,344	$71,792

Adjustment: Utilities reimbursement	(6,265)	(6,2665)	(5,905)	(5,905)

Adjustment: Other Real Estate	(14,482)	(5,726)	(15,116)	(4,993)

Adjustment: Non-stabilized and other amounts not allocated[2]	(16,480)	(17,667)	(31,186)	(19,484)

Total Stabilized Operating	$149,768	$44,054	$138,137	$41,410

A-2	AIMCO

Segment NOI Reconciliation	Twelve Months Ended (in thousands)

	December 31, 2022		December 31, 2021

Total Real Estate Operations	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$190,344	$71,792	$169,836	$67,613

Adjustment: Utilities reimbursement	(5,769)	(5,759)	(5,041)	(5,041)

Adjustment: Other Real Estate	(18,030)	(5,560)	(14,559)	(4,405)

Adjustment: Non-stabilized and other amounts not allocated[2]	(31,390)	(19,678)	(27,997)	(18,587)

Total Stabilized Operating	$135,155	$40,785	$122,239	$39,580

Segment NOI Reconciliation	Twelve Months Ended (in thousands)

	December 31, 2021		December 31, 2020

Total Real Estate Operations	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$169,836	$67,613	$151,451	$61,514

Adjustment: Utilities reimbursement	(3,022)	(3,022)	(2,163)	(2,163)

Adjustment: Non-stabilized and other amounts not allocated[2]	(30,629)	(21,158)	(18,528)	(17,676)

Total Stabilized Operating	$136,185	$43,433	$130,760	$41,675

Segment NOI Reconciliation	Twelve Months Ended (in thousands)

	December 31, 2020		December 31, 2019

Total Real Estate Operations	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$151,451	$61,514	$143,692	$57,541

Adjustment: Utilities reimbursement	(5,406)	(5,406)	(5,082)	(5,082)

Adjustment: Other Real Estate	(12,986)	(4,148)	(6,888)	(1,931)

Adjustment: Non-stabilized and other amounts not allocated[2]	(2,370)	(8,069)	(376)	(7,566)

Total Stabilized Operating	$130,689	$43,891	$131,346	$42,692

[1]

Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results.

[2]

Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements.

2025 PROXY STATEMENT	A-3

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Central Time, on June 10, 2025. Online Go to www.envisionreports.com/aiv or scan the QR code login details are located in the shaded bar below. PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/aiv Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy CardIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proposals The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.1. To elect nine directors, for a term of one year each, to serve until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified. For Against Abstain For Against Abstain For Against Abstain01 - Wes Powell 02 - Quincy L. Allen 03 - Patricia L. Gibson04 - Jay Paul Leupp 05 - Sherry L. Rexroad 06 - Deborah Smith07 - R. Dary Stone 08 - James P. Sullivan 09 - Kirk A. Sykes2. To ratify the selection of Grant Thornton LLP to serve as For Against Abstain 3. To conduct an advisory vote on executive compensation. For Against Abstain independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025 Authorized Signatures This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/aiv qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — Apartment Investment and Management Company PROXY FOR COMMON STOCK SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS — June 10, 2025 The undersigned hereby appoints Wes Powell, H. Lynn C. Stanfield, and Jennifer Johnson and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Aimco to be held at Aimco’s Corporate Headquarters, 4582 S. Ulster Street, Suite 1450, Denver, CO, 80237, on Tuesday, June 10, 2025, at 9:30 a.m. Mountain Daylight Time, and any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof). IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NINE DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. (Items to be voted appear on reverse side). Non-Voting Items Change of Address — Please print new address below. Comments Please print your comments below.